EXECUTION COPY

EXHIBIT 10.1

177 E. COLORADO BOULEVARD

OFFICE LEASE

This Office Lease (the "Lease"), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the "Summary"), below, is made by and between 177 COLORADO OWNER LLC, a Delaware limited liability company ("Landlord"), and ARROWHEAD PHARMACEUTICALS, INC., a Delaware corporation ("Tenant").

SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE	DESCRIPTION
1.Date:	April 17, 2019
2.Premises (Article 1):
2.1Building:	That certain twelve (12) story office building located at 177 E. Colorado Boulevard, Pasadena, California, containing 311,689 rentable square feet of space (“RSF”).
2.2Premises:	24,434 RSF comprising all of the rentable area on the 7th floor of the Building and commonly known as Suite 700, as further set forth in Exhibit A to the Lease.
3.Lease Term (Article 2):
3.1Length of Term:	Seven (7) years and seven (7) months.
3.2Lease Commencement Date:

The earlier to occur of (a) November 1, 2019; or (b) the date upon which Tenant first commences to conduct business in the Premises, and (c) the later to occur of (i) substantial completion of the Improvements pursuant to Exhibit B of this Lease (where “substantial completion” means that Tenant has satisfied all conditions under Section 2.2.2.2 of Exhibit B for payment of the Final Retention), except for typical punch list items, or (ii) October 1, 2019.

3.3Lease Expiration Date:	The last day of the ninety-first (91st) month following the Lease Commencement Date.

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4.Base Rent (Article 3):
Lease Year	Annual Base Rent	Monthly Installment of Base Rent	Monthly Base Rent per Rentable Square Foot
1	**$788,832.00	**$65,736.00	$4.00
2	**$1,010,256.96	**$84,188.08	$4.12
3	$1,244,257.47	$103,688.12	$4.24
4	$1,281,585.19	$106,798.77	$4.37
5	$1,320,032.75	$110,002.73	$4.50
6	$1,359,633.73	$113,302.81	$4.64
7	$1,400,422.74	$116,701.90	$4.78
8 (until Lease Expiration Date)	$1,442,435.43	$120,202.95	$4.92

*Notwithstanding the foregoing Base Rent schedule or any contrary provision of this Lease, but subject to the terms of Section 3.2, below, Tenant shall not be obligated to pay Base Rent with respect to the Premises during the 2nd through 8th full months of the Lease Term.

**Note that (i) the Base Rent during the first (1st) Lease Year has been calculated as if the Premises contained only 16,434 rentable square feet, and (ii) the Base Rent during the second (2nd) Lease Year has been calculated as if the Premises contained only 20,434 rentable square feet.  Such calculations shall not affect Tenant's Share or any other of Tenant's obligations under this Lease.

5.Base Year (Article 4):		Calendar year 2020.
6.Tenant's Share (Article 4):		Approximately 7.84%.
7.Permitted Use (Article 5):		General office use and all other legal uses incidental thereto consistent with a first-class office building, subject to the terms of the Lease.
8.Letter of Credit (Article 21):		$1,000,000.00, subject to reduction as set forth in Section 21.3.2 below.

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9.Parking Passes (Article 28):	Up to seventy-five (75) unreserved parking passes, of which, subject to the terms of Article 28 of the Lease, up to five (5) passes may be converted to the use of a reserved parking space.
10.Address of Tenant (Section 29.18):	Arrowhead Pharmaceuticals, Inc. 225 S. Lake Avenue Suite 1050 Pasadena, California 91101 Attention: General Counsel (Prior to Lease Commencement Date) And

Arrowhead Pharmaceuticals, Inc.

177 E. Colorado Boulevard, Suite 700
Los Angeles, California  91101

Attention: General Counsel

(After Lease Commencement Date)

With a copy to:

Holland & Knight, LLP

400 South Hope Street, 8th Floor

Los Angeles, California 90071

Attn:  Karl J. Lott, Esq.

11.Address of Landlord (Section 29.18):	See Section 29.18 of the Lease.
12.Broker(s) (Section 29.24):

Landlord's Broker:
Jones Lang LaSalle Brokerage, Inc.

515 South Flower Street, Suite 1300

Los Angeles, California 90071

Attention:  Charlie Smith; Patrick Church

and

Tenant's Broker:

Cresa

11726 San Vicente Boulevard, Suite 500

Los Angeles, CA  90049

Attention:  Dan Gallup

13.Tenant Improvement Allowance (Exhibit B):	$75.00 per RSF of the Premises (i.e., $1,832,550.00 for the 24,434 RSF of the Premises).

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ARTICLE 1

PREMISES, BUILDING, PROJECT, AND COMMON AREAS

1.1Premises, Building, Project and Common Areas.

1.1.1The Premises.  Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 2.2 of the Summary (the "Premises").  The outline of the Premises is set forth in Exhibit A attached hereto and each floor or floors of the Premises has the number of rentable square feet as set forth in Section 2.2 of the Summary.  The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions herein set forth, and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of such terms, covenants and conditions by it to be kept and performed and that this Lease is made upon the condition of such performance.  The parties hereto hereby acknowledge that the purpose of Exhibit A is to show the approximate location of the Premises in the "Building," as that term is defined in Section 1.1.2, below, only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the "Common Areas," as that term is defined in Section 1.1.3, below, or the elements thereof or of the accessways to the Premises or the "Project," as that term is defined in Section 1.1.2, below.  Except as specifically set forth in this Lease and in the Tenant Work Letter attached hereto as Exhibit B (the "Tenant Work Letter"), Tenant shall accept the Premises in its presently existing "as-is" condition and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises.  Tenant also acknowledges that, except as expressly stated in this Lease and in the Tenant Work Letter, neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant's business, except as specifically set forth in this Lease and the Tenant Work Letter.  Except as otherwise provided in the Tenant Work Letter, the taking of possession of the Premises by Tenant shall conclusively establish that the Premises and the Building were at such time in good and sanitary order, condition and repair.  Except when and where Tenant’s right of access is specifically excluded as the result of (i) an emergency, (ii) a requirement by law, or (iii) a specific provision set forth in this Lease, Tenant shall have the right of ingress and egress to the Premises and the Project parking areas twenty-four (24) hours per day, seven (7) days per week, every day of the year during the Lease Term.  Notwithstanding the foregoing, Tenant hereby acknowledges that access to the Building, the Building parking facility and Common Areas may be restricted on New Year's Eve and New Year's Day due to the annual Rose Bowl Parade; provided, however, that Tenant shall continue to have access to the Premises at all times and Landlord shall use commercially reasonable efforts, to the extent within Landlord’s reasonable control, to provide Tenant with access to the Building parking facility notwithstanding the fact that such restrictions may be in place.

1.1.2The Building and The Project.  The Premises are a part of the building set forth in Section 2.1 of the Summary (the "Building").  The term "Project," as used in this Lease, shall mean (i) the Building and the Common Areas, (ii) the adjacent building located at 179 E. Colorado, (iii) the land (which is improved with landscaping, a multi-level detached parking structure including loading docks (“Parking Structure”), and other improvements) upon which the Building, adjacent building, Parking Structure and other Common Areas are located, and (iv) at

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Landlord's discretion, any additional real property, areas, land, buildings or other improvements added thereto outside of the Project (provided, however, that Landlord’s addition of any such additional real property, areas, land, buildings or other improvements shall not increase Tenant’s obligations, costs or Rent under this Lease).

1.1.3Common Areas.  Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the rules and regulations referred to in Article 5 of this Lease, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project (such areas, together with such other portions of the Project designated by Landlord, in its discretion, including certain areas designated to be shared by Landlord and tenants, are collectively referred to herein as the "Common Areas").  The Common Areas shall consist of the "Project Common Areas" and the "Building Common Areas."  The term "Project Common Areas," as used in this Lease, shall mean the portion of the Project designated as such by Landlord.  The term "Building Common Areas," as used in this Lease, shall mean the portions of the Common Areas located within the Building designated as such by Landlord.  Landlord shall maintain and operate the Common Areas in a professional manner consistent with the standards applicable to Comparable Buildings, and the use thereof shall be subject to such commercially reasonable rules, regulations and restrictions as Landlord may make from time to time.  Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas, as long as no such closures, alterations, additions or changes result in Tenant not being able to access the Premises or use the Premises for the Permitted Use.

1.2Rentable Square Feet of Premises and Building.  For purposes of this Lease, "rentable square feet" in the Premises and the Building, as the case may be, shall be calculated pursuant to Landlord's then current method for measuring rentable square footage.  Landlord and Tenant hereby stipulate and agree that the rentable area of the Premises is as set forth in Section 2.2 of the Summary.

1.3Right of First Offer.  From the date hereof through the first three (3) Lease Years, Landlord hereby grants to the originally named Tenant herein ("Original Tenant"), and any Permitted Assignee (as defined in Section 14.8, below), a right of first offer with respect to the space located on the sixth (6th) floor of the Building (the "First Offer Space").  Notwithstanding the foregoing, Tenant acknowledges that the First Offer Space is currently occupied by a third party (the “Existing Lease”), and that the first offer right of Tenant shall commence only following the expiration or earlier termination of the Existing Lease (including any renewal or extension of the Existing Lease, whether pursuant to rights currently existing or hereafter granted). Landlord represents and warrants to Tenant that other than the tenant under the Existing Lease, no other tenant of the Building has any right to lease the First Offer Space. Tenant's right of first offer shall be on the terms and conditions set forth in this Section 1.3.

1.3.1Procedure for Offer.  Landlord shall notify Tenant in writing (a "First Offer Notice") prior to leasing any such First Offer Space to a third-party (other than the tenant under the Existing Lease).  Pursuant to such First Offer Notice, Landlord shall offer to lease to Tenant the then available First Offer Space.  A First Offer Notice shall describe the space so offered to Tenant and shall set forth the Base Rent, concessions, allowances, and other economic terms upon which Landlord is willing to lease such space to Tenant and at which Landlord intends in

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good faith to market the First Offer Space to third-parties (the “First Offer Rent”).  The rentable square footage of the space so offered to Tenant shall be as set forth in the First Offer Notice.

1.3.2Procedure for Acceptance.  If Tenant wishes to exercise Tenant's right of first offer with respect to the space described in a First Offer Notice, then within seven (7) business days of delivery of such First Offer Notice to Tenant, Tenant shall deliver notice to Landlord of Tenant's intention to exercise its right of first offer with respect to the entire space described in such First Offer Notice on the terms contained therein.  If Tenant does not so notify Landlord within the seven (7) business day period, then Landlord shall be free to lease the space described in such First Offer Notice to anyone to whom Landlord desires on terms that are not “materially more favorable” (as defined below) than the terms set forth in the First Offer Notice.  Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first offer, if at all, with respect to all of the space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof.  If Tenant does not exercise its right of first offer with respect to any space described in a First Offer Notice or if Tenant fails to respond to a First Offer Notice within seven (7) business days of delivery thereof, then Tenant's right of first offer as set forth in this Section 1.3 shall terminate as to all of the space described in such First Offer Notice.  If Landlord fails to enter into a lease with a third party for such First Offer Space within nine (9) months thereafter, or if Landlord wishes to enter into a lease on terms that are materially more favorable to the tenant than those set forth in the First Offer Notice, then Landlord shall again provide Tenant with a First Offer Notice and Tenant shall have the same rights with respect to such First Offer Notice as are provided in this Section 1.3.  For the purposes hereof, “terms materially more favorable” shall mean terms that result in a change, on a net present value basis, of seven percent (7%) or more (using an eight percent (8%) discount rate) to the material economic terms set forth in Landlord’s First Offer Notice.

1.3.3Intentionally Omitted.

1.3.4Construction In First Offer Space.  Except as otherwise provided in the First Offer Notice, Tenant shall accept the First Offer Space in its then existing "as is" condition and the construction of improvements in the First Offer Space shall comply with the terms of Article 8 of this Lease.

1.3.5Amendment to Lease.  If Tenant timely exercises Tenant's right to lease First Offer Space as set forth herein, then, within fifteen (15) days thereafter, Landlord and Tenant shall execute an amendment (the "First Offer Amendment") adding such First Offer Space to the Premises upon the terms and conditions as set forth in the First Offer Notice therefor and this Section 1.3.  Tenant shall commence payment of Rent for such First Offer Space, and the term of such First Offer Space shall commence, upon the date of delivery of such First Offer Space to Tenant (the "First Offer Commencement Date"), which shall be not less than sixty (60) days following the date of the First Offer Amendment, and terminate on the date set forth in the First Offer Notice therefor (which date shall be no later than the Lease Expiration Date).

1.3.6Termination of Right of First Offer.  Tenant shall not have the right to lease First Offer Space, as provided in this Section 1.3, if, as of the date of the attempted exercise of any right of first offer by Tenant, as of the date Landlord and Tenant execute the First Offer Amendment, or as of the scheduled date of delivery of such First Offer Space to Tenant, Tenant is

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in default under this Lease beyond all applicable notice and cure periods or Tenant has previously been in default beyond all applicable notice and cure periods under this Lease more than once (the ("Option Conditions"); provided Landlord shall have the right to waive the Option Conditions in Landlord's sole discretion.  The terms of this Section 1.3 shall terminate and be of no further force or effect as of the end of the last day of the third (3rd) Lease Year.

ARTICLE 2

LEASE TERM; OPTION TERM

2.1Lease Term. The terms and provisions of this Lease shall be effective as of the date of this Lease.  The term of this Lease (the "Lease Term") shall be as set forth in Section 3.1 of the Summary, shall commence on the date set forth in Section 3.2 of the Summary (the "Lease Commencement Date"), and shall terminate on the date set forth in Section 3.3 of the Summary (the "Lease Expiration Date") unless this Lease is sooner terminated or extended as hereinafter provided.  For purposes of this Lease, the term "Lease Year" shall mean each consecutive twelve (12) month period during the Lease Term.  At any time during the Lease Term, Landlord may deliver to Tenant a notice in the form as set forth in Exhibit C, attached hereto, as a confirmation only of the information set forth therein, which, if accurate, Tenant shall execute and return to Landlord within five (5) days of receipt thereof.  If Tenant fails to respond to such notice within such 5-day period, Landlord may send a written “reminder notice”.  Tenant's failure to respond to such reminder notice within three (3) business days shall be deemed Tenant’s agreement that the information set forth in such notice is as specified therein.  For the avoidance of any doubt, Tenant shall not be deemed to have failed to respond to, and shall not be bound by the information set forth in, a proposed confirmation of lease commencement if Tenant shall timely notify Landlord, in writing, that Tenant disputes any or all of the information set forth therein.

2.2Option Term.

2.2.1Option Right.  Landlord hereby grants to the originally named Tenant herein ("Original Tenant") and its Permitted Assignees (as defined in Section 14.8, below) one (1) option to extend the Lease Term for the entire Premises for a period of five (5) years (the "Option Term"), which option shall be irrevocably exercised only by written notice delivered by Tenant to Landlord not earlier than fifteen (15) months, and not later than twelve (12) months, prior to the Lease Expiration Date, provided that the following conditions (the "Option Conditions") are satisfied:  (i) as of the date of delivery of such notice, Tenant is not in default beyond all applicable notice and cure periods under this Lease; (ii) Tenant is not in default beyond all applicable notice and cure periods under this Lease at the time Landlord and Tenant execute an amendment to this Lease extending the Lease Term for the Option Term, and as of the end of the Lease Term, Tenant is not in default beyond all applicable notice and cure periods under this Lease; (iii) Tenant has not previously been in default beyond all applicable notice and cure periods under this Lease more than two (2) times in any twelve (12) month period; and (iv) the Lease then remains in full force and effect and Tenant (and/or any Permitted Transferee) occupies at least seventy (70%) of the Premises at the time the option to extend is exercised and as of the commencement of the Option Term.  Landlord may, at Landlord's option, exercised in Landlord's sole and absolute discretion, waive any of the Option Conditions in which case the option, if otherwise properly exercised by Tenant, shall remain in full force and effect.  Upon the proper

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exercise of such option to extend, and provided that Tenant satisfies all of the Option Conditions (except those, if any, which are waived by Landlord), the Lease Term, as it applies to the Premises, shall be extended for a period of five (5) years.  The rights contained in this Section 2.2 shall be personal to Original Tenant any Permitted Assignee and only and may be exercised by Original Tenant or any such Permitted Assignee (and not by any other assignee, sublessee or other "Transferee," as that term is defined in Section 14.1 of this Lease, of Tenant's interest in this Lease).

2.2.2Option Rent.  The annual Rent payable by Tenant during the Option Term (the "Option Rent") shall be equal to the "Fair Rental Value," as that term is defined below, for the Premises as of the commencement date of the Option Term.  The "Fair Rental Value," as used in this Lease, shall be equal to the annual rent per rentable square foot (including additional rent and considering any "base year" or "expense stop" applicable thereto), including all escalations, at which tenants (pursuant to leases consummated within the twelve (12) month period preceding the first day of the Option Term), are leasing non-sublease, non-encumbered, non-equity space which is not significantly greater or smaller in size than the subject space, for a comparable lease term, in an arm's length transaction, which comparable space is located in the "Comparable Buildings," as that term is defined in this Section 2.2.2, below (transactions satisfying the foregoing criteria shall be known as the "Comparable Transactions"), taking into consideration the following concessions (the "Concessions"):  (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable space; (b) tenant improvements or allowances provided or to be provided for such comparable space, and taking into account the value, if any, of the existing improvements in the subject space, such value to be based upon the age, condition, design, quality of finishes and layout of the improvements and the extent to which the same can be utilized by a general office user other than Tenant; and (c) other reasonable monetary concessions being granted such tenants in connection with such comparable space; provided, however, that in calculating the Fair Rental Value, no consideration shall be given to (i) the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with Tenant's exercise of its right to extend the Lease Term, or the fact that landlords are or are not paying real estate brokerage commissions in connection with such comparable space, (ii) any construction period granted to tenants in comparable transactions in connection with the design, permitting and construction of tenant improvements in such comparable spaces, or (iii) the savings to Tenant from not having to relocate its business in the Premises.  In addition, in connection with Tenant’s lease of the Premises during the Option Term, Landlord may require that Tenant provide Landlord with additional financial security, such as a letter of credit or guaranty, for Tenant's Rent obligations in connection with Tenant's lease of the Premises during the Option Term.  The amount of such additional financial security, if any, shall be commensurate with the financial security then generally being imposed in Comparable Transactions from tenants of comparable financial condition and credit history as Tenant as of the expiration of the initial Lease Term, provided that (1) in no event shall Tenant be required to provide financial security in the aggregate in excess of $1,000,000 as of the commencement of the Option Term, and (ii) the amount so such additional security shall be reduced on an annual basis over the Option Term in the same manner and in the same proportion as the reduction of the L-C Amount as provided in Section 21.3.2, below.  The Concessions (A) shall be reflected in the effective rental rate (which effective rental rate shall take into consideration the total dollar value of such Concessions as amortized on a straight-line basis over the applicable term of the Comparable Transaction (in which case such Concessions evidenced in the effective rental rate shall not be granted to Tenant)) payable by Tenant, or (B) at

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Landlord’s election, all such Concessions shall be granted to Tenant in kind.  The term "Comparable Buildings" shall mean the Building and those other Class A high-rise office buildings located in the Pasadena, California area.

2.2.3Determination of Option Rent.  In the event Tenant timely and appropriately exercises an option to extend the Lease Term, Landlord shall notify Tenant of Landlord's good faith determination of the Option Rent on or before the Lease Expiration Date.  If Tenant, on or before the date which is thirty (30) days following the date upon which Tenant receives Landlord's determination of the Option Rent, in good faith objects to Landlord's determination of the Option Rent, then Landlord and Tenant shall attempt to agree upon the Option Rent using their best good-faith efforts.  If Landlord and Tenant fail to reach agreement on or before the commencement of the Option Term (the "Outside Agreement Date"), then each party shall make a separate determination of the Option Rent, within five (5) days, and such determinations shall be submitted to arbitration in accordance with Sections 2.2.3.1 through 2.2.3.7, below.  If within such thirty (30) day period, Tenant fails to either (i) affirmatively accept Landlord’s determination of the Option Rent by written notice to Landlord, or (ii) affirmatively object to Landlord's determination of the Option Rent in writing, while reaffirming Tenant’s exercise of its option to extend, then Tenant shall be deemed to have rejected Landlord's determination of Option Rent and waived its option to extend pursuant hereto, in which case Tenant shall have no further option to extend and the Lease will expire on the scheduled Lease Expiration Date.

2.2.3.1Landlord and Tenant shall each appoint one arbitrator who shall be, at the option of the appointing party, a real estate broker, appraiser or attorney who shall have been active over the five (5) year period ending on the date of such appointment in the leasing or appraisal, as the case may be, of commercial high-rise properties in the Pasadena, California area.  The determination of the arbitrators shall be limited solely to the issue of whether Landlord's or Tenant's submitted Option Rent is the closest to the actual Option Rent, taking into account the requirements of Section 2.2.2 of this Lease, as determined by the arbitrators.  Each such arbitrator shall be appointed within fifteen (15) days after the Outside Agreement Date.  Landlord and Tenant may consult with their selected arbitrators prior to appointment and may select an arbitrator who is favorable to their respective positions.  The arbitrators so selected by Landlord and Tenant shall be deemed "Advocate Arbitrators."

2.2.3.2The two (2) Advocate Arbitrators so appointed shall be specifically required pursuant to an engagement letter within ten (10) days of the date of the appointment of the last appointed Advocate Arbitrator to agree upon and appoint a third arbitrator ("Neutral Arbitrator") who shall be qualified under the same criteria set forth hereinabove for qualification of the two Advocate Arbitrators, except that neither the Landlord or Tenant or either parties' Advocate Arbitrator may, directly or indirectly, consult with the Neutral Arbitrator prior or subsequent to his or her appearance.  The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord's counsel and Tenant’s counsel.

2.2.3.3The three arbitrators shall, within thirty (30) days of the appointment of the Neutral Arbitrator, reach a decision as to whether the parties shall use Landlord's or Tenant's submitted Option Rent, and shall notify Landlord and Tenant thereof.

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2.2.3.4The decision of the majority of the three arbitrators shall be binding upon Landlord and Tenant.

2.2.3.5If either Landlord or Tenant fails to appoint an Advocate Arbitrator within fifteen (15) days after the Outside Agreement Date, then either party may petition the presiding judge of the Superior Court of Los Angeles County to appoint such Advocate Arbitrator subject to the criteria in Section 2.2.3.1 of this Lease, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such Advocate Arbitrator.

2.2.3.6If the two (2) Advocate Arbitrators fail to agree upon and appoint the Neutral Arbitrator within ten (10) business days following the date of the appointment of the last appointed Advocate Arbitrator, then either party may petition the presiding judge of the Superior Court of Los Angeles County to appoint the Neutral Arbitrator, subject to criteria in Section 2.2.3.2 of this Lease, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such arbitrator.

2.2.3.7Each party shall pay the cost of the Advocate Arbitrator that it appoints, and the cost of the Neutral Arbitrator (and other costs of the arbitration, excluding costs of counsel and other consultants and/or experts hired by a party in connection therewith) shall be paid by Landlord and Tenant equally.

2.2.3.8In the event that the Option Rent shall not have been determined pursuant to the terms hereof prior to the commencement of the Option Term, Tenant shall be required to pay Rent equal to 103% of the Rent applicable to the final Lease Year until the Option Rent is finally determined, and upon the final determination of the Option Rent, the payments made by Tenant pursuant hereto shall be reconciled with the actual amounts of Option Rent due(which amounts shall be deemed to apply retroactive to the beginning of the Option Term, regardless of the date on which the Option Rent is finally determined), and the appropriate party shall make any corresponding payment to the other party.

ARTICLE 3

BASE RENT

3.1Base Rent. Tenant shall pay, without prior notice or demand, to Landlord or Landlord's agent at the management office of the Project, or, at Landlord's option, at such other place as Landlord may from time to time designate in writing, by a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent ("Base Rent") as set forth in Section 4 of the Summary, payable in equal monthly installments as set forth in Section 4 of the Summary  in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever, except as otherwise expressly set forth herein.  The Base Rent for the first full month of the Lease Term shall be paid at the time of Tenant's execution of this Lease.  If any Rent payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any payment of Rent is for a period which is shorter than one month, the Rent for any fractional month shall accrue on a daily basis for the period from the date such payment is due

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to the end of such calendar month or to the end of the Lease Term at a rate per day which is equal to 1/365 of the applicable annual Rent.  All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.

3.2Abated Base Rent.  Provided that Tenant is not then in default of this Lease beyond all applicable notice and cure periods, then during the seven (7) month period commencing on the first (1st) day of the second (2nd) full calendar month of the Lease Term and continuing through and including the last day of the eighth (8th) full calendar month of the Lease Term (the "Rent Abatement Period"), Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Premises during such Rent Abatement Period (the "Rent Abatement").  Landlord and Tenant acknowledge that the aggregate amount of the Rent Abatement equals $460,152.00 (i.e., $65,736.00 per month)].  Tenant acknowledges and agrees that the foregoing Rent Abatement has been granted to Tenant as additional consideration for entering into this Lease, and for agreeing to pay the rental and performing the terms and conditions otherwise required under this Lease.  If Tenant shall be in default under this Lease, and shall fail to cure such default within the notice and cure period, if any, permitted for cure pursuant to terms and conditions of the Lease, or if this Lease is terminated for any reason other than Landlord’s breach of this Lease, then the dollar amount of the unapplied portion of the Rent Abatement as of the date of such default or termination, as the case may be, shall be converted to a credit to be applied to the Base Rent applicable at the end of the Lease Term (as the same may have been modified by virtue of such termination) and Tenant shall immediately be obligated to begin paying Base Rent for the Premises in full (subject to the application of such credit).

ARTICLE 4

ADDITIONAL RENT

4.1General Terms.  In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay "Tenant's Share" of the annual "Direct Expenses," as those terms are defined in Sections 4.2.6 and 4.2.2 of this Lease, respectively, which are in excess of the amount of Direct Expenses applicable to the "Base Year," as that term is defined in Section 4.2.1, below; provided, however, that in no event shall any decrease in Direct Expenses for any "Expense Year," as that term is defined in Section 4.2.3 below, below Direct Expenses for the Base Year entitle Tenant to any decrease in Base Rent or any credit against sums due under this Lease.  Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, are hereinafter collectively referred to as the "Additional Rent", and the Base Rent and the Additional Rent are herein collectively referred to as "Rent."  All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent.  Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.

4.2Definitions of Key Terms Relating to Additional Rent.  As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1"Base Year" shall mean the period set forth in Section 5 of the Summary.

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4.2.2"Direct Expenses" shall mean "Operating Expenses" and "Tax Expenses."

4.2.3"Expense Year" shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period consistent with commercially reasonable changes in Landlord’s accounting practices, and, in the event of any such change, Tenant's Share of Direct Expenses shall be equitably adjusted for any Expense Year involved in any such change.

4.2.4"Operating Expenses" shall mean all expenses, costs and amounts of every kind and nature which Landlord pays or accrues during any Expense Year because of or in connection with the management, maintenance, security, repair, or operation of the Project, or any portion thereof.  Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following:  (i) the cost of supplying all utilities, the cost of operating, repairing and maintaining the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the reasonable cost of contesting any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with a governmentally mandated transportation system management program or similar program; (iii) the cost of all insurance carried by Landlord in connection with the Project as reasonably determined by Landlord; (iv) the cost of landscaping, relamping, and all non-capital costs of supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) the cost of parking area operation, repair, non-capital restoration, and maintenance; (vi) fees and other costs, including management and/or incentive fees (not to exceed five percent (5%) of gross revenues of the Project), and reasonable consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance and repair of the Project; (vii) payments under any equipment rental agreements and the fair rental value of office space provided without charge to the third-party manager of the Building; (viii) subject to item (f), below, wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons engaged in the operation, maintenance and security of the Project; (ix) costs under any instrument pertaining to the sharing of costs by the Project; (x) operation, repair and maintenance and non-capital replacement of all systems and equipment and components thereof of the Project; (xi) the cost of janitorial, alarm, security and other services, non-capital repairs and maintenance of wall and floor coverings, ceiling tiles and fixtures in common areas, maintenance of curbs and walkways, and repair to roofs; (xii) amortization (including interest on the unamortized cost) over such period of time as Landlord shall reasonably determine, of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof; (xiii) the cost of capital improvements or other costs incurred in connection with the Project (A) which effect economies in the operation or maintenance of the Project, or any portion thereof, or reduce current or future Operating Expenses, (B) that are required to comply with present or anticipated governmentally-mandated conservation programs, (C) intentionally omitted, or (D) that are required under any governmental law or regulation not affecting the Project as of the date hereof; provided, however, that any capital expenditure shall be amortized (including interest on the amortized cost) on a straight line basis over its reasonable useful life (or reasonable “pay-back” period for improvements that reduce Operating Expenses); and (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state

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or local government for fire and police protection, trash removal, community services, or other services which do not constitute "Tax Expenses" as that term is defined in Section 4.2.5 (except to the extent incurred to correct non-compliance with any of the same existing as of the date hereof), below, (xv) cost of tenant relation programs reasonably established by Landlord, and (xvi) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Building, including, without limitation, any covenants, conditions and restrictions affecting the property, and reciprocal easement agreements affecting the property, any parking licenses, and any agreements with transit agencies affecting the Property (collectively, "Underlying Documents").  Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not, however, include:

a.costs, including legal fees, space planners' fees, advertising and promotional expenses (except as otherwise set forth above), and brokerage fees incurred in connection with the original construction or development, or original or future leasing of the Project, and costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for other tenants occupying space in the Project or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project (excluding, however, such costs relating to any common areas of the Project or parking facilities to the extent not otherwise excluded);

b.except as set forth in items (xii), (xiii), and (xiv) above, depreciation, interest and principal payments on mortgages and other debt costs, if any, penalties and interest, costs of capital repairs and alterations, and costs of capital improvements and equipment;

c.costs for which the Landlord is reimbursed by any tenant or occupant of the Project under any warranty or by insurance by its carrier or any tenant's carrier or by anyone else, and electric power costs for which any tenant directly contracts with the local public service company;

d.any bad debt loss, rent loss, or reserves of any kind;

e.costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project (which shall specifically include, but not be limited to, accounting costs associated with the operation of the Project).  Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord include costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord's interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, between Landlord and other tenants or occupants, or between Landlord and any governmental agencies;

f.the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Operating

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Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of Project manager;

g.amount paid as ground rental for the Project by the Landlord;

h.amounts paid to the Landlord or to subsidiaries or affiliates of the Landlord for services in the Project to the extent the same exceeds a competitive market rate for such services as rendered by qualified, first-class unaffiliated third parties;

i.any compensation paid to clerks, attendants or other persons in commercial concessions operated by the Landlord, provided that any compensation paid to any concierge at the Project shall be includable as an Operating Expense;

j.rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment, the cost of which would, if purchased, be excluded from Operating Expenses as a capital cost, except equipment not affixed to the Project which is used in providing janitorial or similar services and, further excepting from this exclusion, such equipment rented or leased to remedy or ameliorate an emergency condition in the Project;

k.all items and services for which Tenant or any other tenant in the Project reimburses Landlord or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;

l.any costs expressly excluded from Operating Expenses elsewhere in this Lease;

m.rent for any office space occupied by Project management personnel to the extent the size or rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of the comparable buildings in the vicinity of the Building, with adjustment where appropriate for the size of the applicable project;

n.costs arising from property damage resulting from the negligence or willful misconduct of Landlord or its agents, employees, vendors, contractors, or providers of materials or services (including, without limitation, Landlord’s property manager);

o.costs incurred to comply with laws relating to the removal of hazardous material (as defined under applicable law) which was in existence in the Building or on the Project prior to the Lease Commencement Date, and was of such a nature that a federal, State or municipal governmental authority, if it had then had knowledge of the presence of such hazardous material, in the state, and under the conditions that it then existed in the Building or on the Project, would have then required the removal of such hazardous material or other remedial or containment action with respect thereto; and costs incurred to remove, remedy, contain, or treat hazardous material, which hazardous material is brought into the Building or onto the Project after the date hereof by Landlord or any other tenant of the Project and is of such a nature, at that time, that a federal, State or municipal governmental authority, if it had then had knowledge of the presence of such hazardous material, in the state, and under the conditions, that it then exists in the Building or on the Project, would have then required the removal of such hazardous material or other remedial or containment action with respect thereto;

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p.any costs which constitute (or are expressly excluded from the definition of) Tax Expenses;

q.the cost of repairs, alterations or replacements caused by the exercise of rights of eminent domain;

r.court costs and legal fees incurred with regard to enforcing the obligations of tenants under other leases;

s.costs incurred as a result of Landlord's violation of Applicable Laws or any lease or other agreement to which Landlord is a party;

t.costs incurred to correct an instance of non-compliance with Applicable Laws that were enacted and enforceable against the Project prior to the date hereof;

u.costs for purchase of sculptures, paintings or other objects of art, or the display of such items in the Building or the Project;

v.costs, fees, dues, contributions or similar expenses for political or charitable organizations, as well as the cost of any newspaper, magazine, trade publication or other subscription.

If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant.  If the Project is not at least one hundred percent (100%) occupied during all or a portion of the Base Year or any Expense Year, Landlord shall make an appropriate adjustment to the components of Operating Expenses for such year to determine the amount of Operating Expenses that would have been incurred had the Project been one hundred percent (100%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year.  Operating Expenses for the Base Year shall include market-wide cost increases due to extraordinary circumstances, including, but not limited to, Force Majeure, boycotts, strikes, conservation surcharges, embargoes or shortages, or amortized costs relating to capital improvements (collectively, the “Temporary Costs”), provided that at such time as any such Temporary Costs are no longer included in Operating Expenses, Operating Expenses for the Base Year shall be adjusted to remove such costs.  In no event shall the components of Direct Expenses for any Expense Year related to Taxes, Project insurance, security or utility costs be less than the components of Direct Expenses related to Taxes, Project insurance, security or utility costs, respectively, in the Base Year.

Notwithstanding any provision to the contrary set forth in this Section 4.2.4, in no event shall those components of Operating Expenses constituting "Controllable Expenses" (defined below) in any particular Expense Year, exceed on an aggregate basis for any year after the Base Year, the amount that Controllable Expenses would have been had the Controllable Expenses included in the Base Year increased by five percent (5%) per year for each year following the Base Year (on a cumulative and compounding basis).  For purposes of this Lease, “Controllable

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Expenses” shall mean all Operating Expenses other than (A) utilities, insurance, or taxes or other governmentally required payments, (B) the cost of union labor (including janitorial staff and security personnel), including labor which is not union as of the date of this Lease but which unionizes after the date of this Lease, (C) market-wide labor-rate increases due to extraordinary circumstances, including without limitation, boycotts and strikes, (E) costs incurred due to an event of Force Majeure, and (E) costs incurred to comply with laws first enacted or enforceable against the Project after the date hereof.

4.2.5Taxes.

4.2.5.1"Tax Expenses" shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, real estate excise taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof.

4.2.5.2Tax Expenses shall include, without limitation:  (i) Any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election ("Proposition 13") and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Tax Expenses shall also include any governmental or private assessments or the Project's contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (iii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; and (iv) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises or the improvements thereon.  All assessments which can be paid by Landlord in installments, shall be paid by Landlord in the maximum number of installments permitted by law (except to the extent inconsistent with the general practice of landlords of the Comparable Buildings) and each installment shall be included as Tax Expenses in the year in which the installment is actually paid.

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4.2.5.3If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, subject to the terms of the last sentence of Section 4.2.5.1, above, Tenant shall pay Landlord upon demand Tenant's Share of any such increased Tax Expenses included by Landlord as Tax Expenses pursuant to the terms of this Lease.  Notwithstanding anything to the contrary contained in this Section 4.2.5 (except as set forth in Section 4.2.5.1, above), there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord's general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, (iii) any items paid by Tenant under Section 4.5 of this Lease, (iv) amounts excluded from Tax Expenses pursuant to Section 4.7 below, and (v) tax penalties incurred as a result of Landlord’s failure to make payments and/or to file any tax or informational returns when due.  If the property tax assessment for the Project (or any portion thereof) (or Tax Expenses) for the Base Year or any Expense Year does not reflect an assessment (or Tax Expenses) for a one hundred percent (100%) leased, completed and occupied project (such that existing or future leasing, tenant improvements and/or occupancy may result in an increased assessment and/or increased Tax Expenses), Tax Expenses shall be adjusted, on a basis consistent with sound real estate accounting principles, to reflect an assessment for (and Tax Expenses for) a one hundred percent (100%) leased, completed and occupied project.

4.2.5.4Notwithstanding anything to the contrary set forth in this Lease, the amount of Tax Expenses for the Base Year and any Expense Year shall be calculated without taking into account any decreases in real estate taxes obtained in connection with Proposition 8, and, therefore, the Tax Expenses in the Base Year and/or an Expense Year may be greater than those actually incurred by Landlord, but shall, nonetheless, be the Tax Expenses due under this Lease; provided that (i) any costs and expenses incurred by Landlord in securing any Proposition 8 reduction shall not be deducted from Tax Expenses nor included in Direct Expenses for purposes of this Lease, and (ii) tax refunds under Proposition 8 shall not be deducted from Tax Expenses nor refunded to Tenant, but rather shall be the sole property of Landlord.  Landlord and Tenant acknowledge that the preceding sentence is not intended to in any way affect (A) the inclusion in Tax Expenses of the statutory two percent (2.0%) annual increase in Tax Expenses (as such statutory increase may be modified by subsequent legislation), or (B) the inclusion or exclusion of Tax Expenses pursuant to the terms of Proposition 13.  Notwithstanding anything to the contrary set forth in this Lease, only Landlord may institute proceedings to reduce Tax Expenses and the filing of any such proceeding by Tenant without Landlord's consent shall constitute an event of default by Tenant under this Lease.  Notwithstanding the foregoing, Landlord shall not be obligated to file any application or institute any proceeding seeking a reduction in Tax Expenses.  The amount of Tax Expenses for the Base Year attributable to the valuation of the Project, inclusive of tenant improvements, shall be known as the "Base Taxes".

4.2.6"Tenant's Share" shall mean the percentage set forth in Section 6 of the Summary.

4.3Cost Pools.  Landlord shall have the right, from time to time, to equitably allocate some or all of the Direct Expenses for the Project among different portions or occupants of the Project (the "Cost Pools"), in Landlord's reasonable discretion and upon reasonable prior written

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notice to Tenant.  Such Cost Pools may include, but shall not be limited to, the office space tenants of a building of the Project or of the Project, and the retail space tenants of a building of the Project or of the Project.  The Direct Expenses within each such Cost Pool shall be allocated and charged to the tenants within such Cost Pool in an equitable manner, and on a consistent basis from the Base Year to any Expense Year, including with respect to the inclusion or exclusion of items pertaining to the adjacent retail building that is part of the Project.

4.4Calculation and Payment of Additional Rent.  If for any Expense Year ending or commencing within the Lease Term, Tenant's Share of Direct Expenses for such Expense Year exceeds Tenant's Share of Direct Expenses applicable to the Base Year, then Tenant shall pay to Landlord, in the manner set forth in Section 4.4.1, below, and as Additional Rent, an amount equal to the excess (the "Excess").

4.4.1Statement of Actual Direct Expenses and Payment by Tenant.  Landlord shall give to Tenant following the end of each Expense Year, a statement (the "Statement") which shall state the Direct Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount of the Excess.  Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, if an Excess is present, Tenant shall pay, with its next installment of Base Rent due, the full amount of the Excess for such Expense Year, less the amounts, if any, paid during such Expense Year as "Estimated Excess," as that term is defined in Section 4.4.2, below, and if Tenant paid more as Estimated Excess than the actual Excess, Tenant shall receive a credit in the amount of Tenant's overpayment against Rent next due under this Lease or, if the Lease Term has expired, a refund as provided below.  The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 4; provided, however, that Landlord may not deliver a Statement, or recover additional Excess with respect thereto, more than two hundred seventy (270) days after the end of the applicable Expense Year.  Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant's Share of Direct Expenses for the Expense Year in which this Lease terminates, if an Excess if present, Tenant shall immediately pay to Landlord such amount, and if Tenant paid more as Estimated Excess than the actual Excess, Landlord shall, within thirty (30) days, deliver a check payable to Tenant in the amount of the overpayment.  The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term.

4.4.2Statement of Estimated Direct Expenses.  In addition, Landlord shall give Tenant a yearly expense estimate statement (the "Estimate Statement") which shall set forth Landlord's reasonable estimate (the "Estimate") of what the total amount of Direct Expenses for the Base Year and the then-current Expense Year shall be and the estimated excess (the "Estimated Excess") as calculated by comparing the Direct Expenses for such Expense Year, which shall be based upon the Estimate, to the amount of Direct Expenses for the Base Year.  The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Excess under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Excess theretofore delivered to the extent necessary.  Thereafter, Tenant shall pay, with its next installment of Base Rent due, a fraction of the Estimated Excess for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.4.2).  Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including

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the month of such payment, and twelve (12) as its denominator.  Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant.

4.5Taxes and Other Charges for Which Tenant Is Directly Responsible.

4.5.1Tenant shall be liable for and shall pay ten (10) days before delinquency, taxes levied against Tenant's equipment, furniture, fixtures and any other personal property located in or about the Premises.  If any such taxes on Tenant's equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord's property or if the assessed value of Landlord's property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall within thirty (30) days after written demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.

4.5.2If the tenant improvements in the Premises, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which tenant improvements conforming to Landlord's "building standard" in other space in the Building are assessed, then the Tax Expenses levied against Landlord or the property by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 4.5.1, above.

4.5.3Notwithstanding any contrary provision herein, Tenant shall pay prior to delinquency any (i) rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent or services herein or otherwise respecting this Lease, (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project, including the Project parking facility; or (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

4.6Landlord's Books and Records.  Upon Tenant's written request (an "Audit Request") given not more than ninety (90) days after Tenant's receipt of a Statement for the Base Year or a particular Expense Year, and provided that Tenant is not then in default under this Lease beyond any applicable notice and cure periods, Landlord shall furnish Tenant with such reasonable supporting documentation in connection with said Direct Expenses.  Landlord shall provide said information to Tenant within sixty (60) days after Tenant's written request therefor.  Within sixty (60) days after receipt of such information by Tenant (the "Review Period"), if Tenant disputes the amount of Direct Expenses set forth in the Statement, an independent certified public accountant (which accountant (A) is a certified public accountant, (B) is a member of a nationally recognized accounting firm, and (C) is not working on a contingency fee basis), designated and paid for by Tenant, may, after reasonable notice to Landlord and at reasonable times, inspect Landlord's records with respect to the Statement at Landlord's offices, provided that Tenant is not

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then in default under this Lease beyond any applicable notice and cure periods and Tenant has paid all amounts due and owing, as provided under the applicable Estimate Statement and Statement, as the case may be.  In connection with such inspection, Tenant and Tenant's agents must agree in advance to follow Landlord's reasonable rules and procedures regarding inspections of Landlord's records, and shall execute a commercially reasonable confidentiality agreement regarding such inspection.  Tenant's failure to dispute the amount of Direct Expenses set forth in any Statement within the Review Period shall be deemed to be Tenant's approval of such Statement and Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such Statement.  If after such inspection, Tenant still disputes such Additional Rent, a determination as to the proper amount shall be made, at Tenant's expense, by an independent, nationally recognized certified public accountant (the "Accountant") mutually reasonably agreed upon by Landlord and Tenant; provided that if such determination by the Accountant proves that Direct Expenses were overstated by more than four percent (4%), then the cost of the Accountant and the cost of such determination shall be paid for by Landlord.  Tenant hereby acknowledges that Tenant's sole right to inspect Landlord's books and records and to contest the amount of Direct Expenses payable by Tenant shall be as set forth in this Section 4.6 and in no event shall Tenant have the right to inspect Landlord's books and records and/or contest the amount of Direct Expenses payable by Tenant more than one (1) time for any Expense Year (unless Landlord thereafter delivers a revised Statement), and Tenant hereby waives any and all other rights pursuant to applicable law to inspect such books and records and/or to contest the amount of Direct Expenses payable by Tenant.

4.7Tenant's Payment of Certain Tax Expenses.  Notwithstanding anything to the contrary contained in this Lease, in the event that, at any time during the initial Lease Term only (specifically excluding any Option Term or any other renewal or extension of the Lease Term), any sale, refinancing, or change in ownership of the Project is consummated, and as a result thereof, and to the extent that in connection therewith, the Project is reassessed (the "Reassessment") for real estate tax purposes by the appropriate governmental authority pursuant to the terms of Proposition 13, then the terms of this Section 4.7 shall apply to such Reassessment of the Project.

4.7.1The Tax Increase.  For purposes of this Article 4, the term "Tax Increase" shall mean that portion of the Tax Expenses, as calculated immediately following the Reassessment, which is attributable solely to the Reassessment.  Accordingly, the term Tax Increase shall not include any portion of the Tax Expenses, as calculated immediately following the Reassessment, which (i) is attributable to the initial assessment of the value of the Project, the base, shell and core of the Building, or the tenant improvements located in the Building, (ii) is attributable to assessments which were pending immediately prior to the Reassessment, which assessments were conducted during, and included in, such Reassessment, or which assessments were otherwise rendered unnecessary following the Reassessment, (iii) is attributable to the annual inflationary increase of real estate taxes, but not in excess of two percent (2.0%) per annum, or (iv) is attributable to Tax Expenses incurred during the Base Year (calculated without regard to the effect of Proposition 8).

4.7.2Protection.  During the initial Lease Term, Tenant shall not be obligated to pay the applicable "Percentage of Protection" as set forth below, of the Tax Increase.

Lease Year	Percentage of Protection

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1	100%
2	75%
3	50%
4-8	0%

As an example only, in the event of a Reassessment on the first day of the 2nd Lease Year Tenant would be responsible for 25% of the resulting Tax Increase in Lease Year 2, 50% of the resulting Tax Increase during Lease Year 3, and 100% of the resulting Tax Increase in Lease Years 4 through 8.

4.7.3Landlord's Right to Purchase the Proposition 13 Protection Amount Attributable to a Particular Reassessment.  The amount of Tax Expenses which Tenant is not obligated to pay or will not be obligated to pay during the Lease Term in connection with a particular Reassessment pursuant to the terms of this Section 4.7, shall be sometimes referred to hereafter as a "Proposition 13 Protection Amount".  If the occurrence of a Reassessment is reasonably foreseeable by Landlord and the Proposition 13 Protection Amount attributable to such Reassessment can be reasonably quantified or estimated for each Lease Year commencing with the Lease Year in which the Reassessment will occur, the terms of this Section 4.7.3 shall apply to each such Reassessment.  Upon notice to Tenant, Landlord shall have the right to purchase the Proposition 13 Protection Amount relating to the applicable Reassessment (the "Applicable Reassessment"), at any time during the Lease Term, by paying to Tenant an amount equal to the "Proposition 13 Purchase Price", as that term is defined below, provided that the right of any successor of Landlord to exercise its right of repurchase hereunder shall not apply to any Reassessment which results from the event pursuant to which such successor of Landlord became the Landlord under this Lease.  As used herein, "Proposition 13 Purchase Price" shall mean the present value of the Proposition 13 Protection Amount remaining during the Lease Term, as of the date of payment of the Proposition 13 Purchase Price by Landlord.  Such present value shall be calculated (i) by using the portion of the Proposition 13 Protection Amount attributable to each remaining Lease Year (as though the portion of such Proposition 13 Protection Amount benefitted Tenant at the end of each Lease Year), as the amounts to be discounted, and (ii) by using discount rates for each amount to be discounted equal to (A) the average rates of yield for United States Treasury Obligations with maturity dates as close as reasonably possible to the end of each Lease Year during which the portions of the Proposition 13 Protection Amount would have benefitted Tenant, which rates shall be those in effect as of Landlord's exercise of its right to purchase, as set forth in this Section 4.7.3, plus (B) two percent (2%) per annum.  Upon such payment of the Proposition 13 Purchase Price, the provisions of Section 4.7.2, above, shall not apply to any Tax Increase attributable to the Applicable Reassessment.  Since Landlord is estimating the Proposition 13 Purchase Price because a Reassessment has not yet occurred, then when such Reassessment occurs, if Landlord has underestimated the Proposition 13 Purchase Price, then upon notice by Landlord to Tenant, Tenant's Rent next due shall be credited with the amount of such underestimation, and if Landlord overestimates the Proposition 13 Purchase Price, then upon notice by Landlord to Tenant, Rent next due shall be increased by the amount of the overestimation.

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ARTICLE 5

USE OF PREMISES

5.1Permitted Use.  Tenant shall use the Premises solely for the Permitted Use set forth in Section 7 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord's sole discretion.

5.2Prohibited Uses.  The uses prohibited under this Lease shall include, without limitation, use of the Premises or a portion thereof for the operation of a "Flexible Workplace Center," as that term is defined below, and Tenant shall not allow any Flexible Workplace Center to occupy all or any portion of the Premises. A "Flexible Workplace Center" means a flexible workplace environment where the primary business conducted is as a provider of coworking or executive/shared office suites or a flexible workplace center or virtual office space (e.g., WeWork).  Tenant further covenants and agrees that Tenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of the Rules and Regulations set forth in Exhibit D, attached hereto, or in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project) including, without limitation, any such laws, ordinances, regulations or requirements relating to hazardous materials or substances, as those terms are defined by applicable laws now or hereafter in effect, or any Underlying Documents. Tenant shall not allow the use of the Premises in violation of any of the exclusive uses set forth on Exhibit D-1 attached hereto. Tenant shall not do or permit anything to be done in or about the Premises which would reasonably be expected to materially damage the reputation of the Project or obstruct or interfere with the rights of other tenants or occupants of the Building, or injure or annoy them or use or allow the Premises to be used for any improper, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises.  Tenant shall comply with, and Tenant's rights and obligations under the Lease and Tenant's use of the Premises shall be subject and subordinate to, all recorded easements, covenants, conditions, and restrictions now or hereafter affecting the Project.

ARTICLE 6

SERVICES AND UTILITIES

6.1Standard Tenant Services.  Landlord shall provide the following services on all days (unless otherwise stated below) during the Lease Term.

6.1.1Subject to limitations imposed by all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating and air conditioning ("HVAC") when necessary for normal comfort for normal office use in the Premises from 8:00 A.M. to 6:00 P.M. Monday through Friday, and 9:00 A.M. to 1:00 P.M. on Saturday (collectively, the "Building Hours"), except for the date of observation of New Year's Day, Martin Luther King Day, President's Day, Independence Day, Labor Day, Memorial Day, Thanksgiving Day and the day after Thanksgiving Day, Christmas Day and, at Landlord's reasonable discretion, other locally or

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nationally recognized holidays which are observed by other buildings comparable to and in the vicinity of the Building (collectively, the "Holidays").  Provided that Tenant maintains a normal office density, and designs and constructs the Tenant Improvements in the Premises to provide for efficient HVAC balancing and efficiency, including installation of supplemental HVAC by Tenant as required based on Tenant’s design, the HVAC provided by Landlord to Tenant shall be sufficient to maintain an indoor temperature within the Premises of no less than 68 degrees Fahrenheit and no greater than 76 degrees Fahrenheit, with 50% relative humidity (but no humidity control), with outdoor winter and summer design conditions that are in accordance with ASHRAE guidelines.  As of the date hereof, Landlord represents and warrants that the system will provide sufficient outdoor air ventilation to the Premises consistent with minimum values in Title 24 of the Energy Code and sufficient toilet exhaust air to core restrooms in accordance with the California Mechanical Code.

6.1.2Landlord shall provide adequate electrical wiring and facilities for connection to Tenant's lighting fixtures and incidental use equipment, provided that (i) the connected electrical load of the incidental use equipment does not exceed an average of five (5) watts per usable square foot of the Premises, calculated on a monthly basis, and the electricity so furnished for incidental use equipment will be at 120/208 volts, and (ii) the connected electrical load of Tenant's lighting fixtures does not exceed an average of one (1) watt per usable square foot of the Premises, calculated on a monthly basis, and the electricity so furnished for Tenant's lighting will be at 480/277 volts, which electrical usage shall be subject to applicable laws and regulations, including Title 24.  Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises.

6.1.3Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes in the Premises and Building Common Areas (but Landlord is not required to provide Common Area drinking fountains unless required by law).

6.1.4Landlord shall provide janitorial services to the Premises, except the date of observation of the Holidays, in and about the Premises and window washing services in a manner consistent with other comparable buildings in the vicinity of the Building.

6.1.5Landlord shall provide nonexclusive, non-attended automatic passenger elevator service during the Building Hours and shall have no less than one elevator available at all other times, including on the Holidays.

6.1.6Landlord shall provide nonexclusive freight elevator service subject to scheduling by Landlord which requires not less than two (2) business hours prior notice.

Tenant shall reasonably cooperate with Landlord at all times and abide by all regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems.

6.2Overstandard Tenant Use.  Tenant shall not, without Landlord's prior written consent, use heat-generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting other than Building standard lights in the Premises, which may materially and unreasonably affect the temperature otherwise maintained by the air conditioning

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system or increase the water normally furnished for the Premises by Landlord pursuant to the terms of Section 6.1 of this Lease.  If Tenant uses water, electricity, heat or air conditioning materially in excess of that supplied by Landlord pursuant to Section 6.1 of this Lease, Tenant shall pay to Landlord, upon billing, the actual cost of such excess consumption, the reasonable cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption; and Landlord may, in its reasonable discretion, install devices to separately meter any increased use and in such event Tenant shall pay the increased cost directly to Landlord, on demand, at the rates charged by the public utility company furnishing the same, including the reasonable cost of installing, testing and maintaining of such additional metering devices.  Tenant's use of electricity shall never exceed the capacity of the feeders to the Project or the risers or wiring installation, and subject to the terms of Section 29.31, below, Tenant shall not install or use or permit the installation or use of any computer or electronic data processing equipment in the Premises, without the prior written consent of Landlord except for such equipment as is typically installed by tenants of Class A office buildings.  If Tenant desires to use heat, ventilation or air conditioning during hours other than those for which Landlord is obligated to supply such utilities pursuant to the terms of Section 6.1 of this Lease, Tenant shall give Landlord such prior notice, if any, as Landlord shall from time to time reasonably establish as appropriate, of Tenant's desired use in order to supply such utilities, and Landlord shall supply such utilities to Tenant at such hourly cost per zone to Tenant (which shall be treated as Additional Rent) as Landlord shall from time to time reasonably establish.  Notwithstanding any provision to the contrary contained in this Lease, Tenant shall promptly pay to Landlord, Landlord's standard charge for any services provided to Tenant at its request which Landlord is not specifically obligated to provide to Tenant pursuant to the terms of this Lease.

6.3Interruption of Use.  Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent (except as specifically set forth in Section 19.5.2 of this Lease) or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord's reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant's use and possession of the Premises or relieve Tenant from paying Rent (except as specifically set forth in Section 19.5.2 of this Lease) or performing any of its obligations under this Lease.  Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant's business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.

6.4Roof Rights.  Tenant shall have the right, at Tenant’s sole cost and expense, to install one (1) satellite dish or telecommunications antenna and related equipment and connection (collectively, the “Rooftop Equipment”) upon the roof of the Building.  Tenant's right to utilize the roof of the Building pursuant to the terms hereof shall be non-exclusive.  The physical appearance and all specifications of the Rooftop Equipment shall be subject to Landlord’s approval

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(which shall not be unreasonably withheld, conditioned or delayed), the location of any such installation of the Rooftop Equipment shall be reasonably designated by Landlord (subject to Tenant's reasonable approval), and Landlord may require Tenant to install screening around such Rooftop Equipment, at Tenant’s sole cost and expense, as reasonably designated by Landlord.  Tenant shall be responsible, at Tenant’s sole cost and expense, for (i) obtaining all permits or other governmental approvals required in connection with the Rooftop Equipment, (ii) repairing and maintaining and causing the Rooftop Equipment to comply with all Applicable Laws, (iii) any repairs to the roof of the Building beyond normal wear and tear resulting from Tenant's use of or access to the Rooftop Equipment, and (iv) prior to the expiration or earlier termination of the Lease, the removal of the Rooftop Equipment and all associated wiring and connections and the restoration of all affect areas to the condition existing prior to the installation thereof.  In no event shall Tenant permit the Rooftop Equipment to interfere with any communications or other equipment at or servicing the Building or Project that exist as of the date of Tenant's installation (or reasonable substitutes or replacements therefor) or with any Building Systems.  Notwithstanding anything to the contrary contained herein, in no event shall Tenant be required to pay rental or any other fee to Landlord for use of the roof space as provided herein.  Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including, without limitation, court costs and reasonable attorneys' fees) incurred in connection with or arising from any cause related to Tenant's installation, use, repair or maintenance or any other matter relating to or in connection with the Rooftop Equipment, except to the extent caused by the negligence or willful misconduct of Landlord or any of its agents, employees or contractors.

6.5Supplemental HVAC.  Tenant shall have the right, at its sole cost and expense, to install a supplemental HVAC system within the Premises.  Such supplemental HVAC system will be deemed an “Alteration” and will be subject to the terms and conditions of Article 8 below.  The electricity required to operate such supplemental HVAC system shall be separately metered, and Tenant shall pay all electrical charges in connection with the operation of such supplemental HVAC system.  At Landlord’s option Tenant shall remove such supplemental HVAC on the expiration or earlier termination of this Lease and repair all damage associated therewith.

ARTICLE 7

REPAIRS

Tenant shall, at Tenant's own expense, keep the Premises, including all improvements, fixtures, furnishings, and systems and equipment therein (including, without limitation, plumbing fixtures and equipment such as dishwashers, garbage disposals, and insta-hot dispensers), in good order, repair and condition at all times during the Lease Term. Except as expressly set forth in this Article 7 below, Tenant shall not be required to maintain or repair Building utility systems located in the core areas of the Building, or in other areas of the Building (including, without limitation, the Premises), to the extent such systems are a part of the general Building utility systems and not a part of the improvements in the Premises. In addition, Tenant shall, at Tenant's own expense, but under the supervision and subject to the prior approval of Landlord, and within any reasonable period of time specified in writing by Landlord, promptly and adequately repair all damage to the Premises and replace or repair all damaged, broken, or worn fixtures and appurtenances, except for damage caused by ordinary wear and tear or beyond the reasonable control of Tenant;  provided

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however, that if Tenant fails to make such repairs within a reasonable period of time following Landlord’s written notice that such repairs are required, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the reasonable and actual cost thereof, including a percentage of such cost (to be uniformly established for the Building and/or the Project and not to exceed five percent (5%)) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord's involvement with such repairs and replacements within thirty (30) days following receipt of an itemized invoice for same.  Notwithstanding the foregoing, Landlord shall be responsible for repairs to the exterior walls, foundation and roof of the Building, the structural portions of the floors of the Building, and the base building systems and equipment of the Building, except to the extent that such repairs are required due to the negligence or willful misconduct of Tenant; provided, however, that if such repairs are due to the negligence or willful misconduct of Tenant, Landlord shall nevertheless make such repairs at Tenant's expense, or, if covered by Landlord's insurance, Tenant shall only be obligated to pay any deductible in connection therewith.  Landlord may, but shall not be required to, enter the Premises at all reasonable times upon reasonable prior written notice (except in the case of an emergency, to make such repairs, alterations, improvements or additions to the Premises or to the Project or to any equipment located in the Project as Landlord shall deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree, and Landlord shall use all commercially reasonable efforts during any such entry to minimize any interference with Tenant’s operations in the Premises.  Tenant hereby waives and releases any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1Landlord's Consent to Alterations.  Tenant may not make any improvements, alterations, additions or changes to the Premises or any mechanical, plumbing or HVAC facilities or systems pertaining to the Premises (collectively, the "Alterations") without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than thirty (30) days prior to the commencement thereof, and which consent shall not be unreasonably withheld, conditioned or delayed by Landlord, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which adversely affects the structural portions or the systems or equipment of the Building or is visible from the exterior of the Building.  Notwithstanding the foregoing, Tenant shall be permitted to make Alterations following ten (10) business days' notice to Landlord, but without Landlord's prior consent, to the extent that such Alterations are decorative only (i.e., installation of carpeting or painting of the Premises).  The construction of the initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 8.

8.2Manner of Construction.  Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for Alterations that are reasonably expected to affect the “Base Building” (as defined below) only contractors, subcontractors, materials, mechanics and

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materialmen selected by Tenant from a list provided and approved by Landlord, and the requirement that upon Landlord's request made at the time such Alteration(s) are approved by Landlord, Tenant shall, at Tenant's expense, remove such Alterations upon the expiration or any early termination of the Lease Term.  Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, in conformance with any and all applicable federal, state, county or municipal laws, rules and regulations and, if the same is required, pursuant to a valid building permit, issued by the city in which the Building is located (or other applicable governmental authority), all in conformance with Landlord's reasonable construction rules and regulations; provided, however, that prior to commencing to construct any Alteration, Tenant shall meet with Landlord to discuss Landlord's design parameters and code compliance issues.  In the event Tenant performs any Alterations in the Premises which require or give rise to governmentally required changes to the "Base Building," as that term is defined below, then Landlord shall notify Tenant when approving such Alterations and, if Tenant still wishes to construct same, Landlord shall, at Tenant's expense, make such changes to the Base Building.  The "Base Building" shall include the structural portions of the Building, and the public restrooms, elevators, exit stairwells and the systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located.  In performing the work of any such Alterations, Tenant shall have the work performed in such manner so as not to materially obstruct access to the Project or any portion thereof, by any other tenant of the Project, and so as not to materially obstruct the business of Landlord or other tenants in the  Project.  Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord's reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building or the Common Areas.  In addition to Tenant's obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the County in which the Building is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to the Project construction manager a reproducible copy of the "as built" drawings of the Alterations as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations.

8.3Payment for Improvements.  If payment is made by Tenant directly to contractors, Tenant shall (i) comply with Landlord's requirements for final lien releases and waivers in connection with Tenant's payment for work to contractors, and (ii) sign Landlord's standard contractor's rules and regulations.  Tenant shall pay to Landlord an amount equal to one percent (1%) of the hard cost of such Alteration to compensate Landlord for Landlord's review and involvement with such work, which amount shall be for services relating to the coordination of the construction of the Alteration(s), and Tenant shall not be obligated to pay any other fee to Landlord in connection therewith, nor any charge for utilities, HVAC or elevator service during the construction of such Alteration(s). In addition, Tenant shall reimburse Landlord for Landlord's reasonable, actual, third-party out-of-pocket costs and expenses actually incurred in connection with Landlord's review of such work.  At Landlord's option, prior to the commencement of construction of any Alteration, Tenant shall provide Landlord with the reasonably anticipated cost thereof, which Landlord shall disburse during construction pursuant to Landlord's standard, commercially reasonable disbursement procedure.

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8.4Construction Insurance.  In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant carries "Builder's All Risk" insurance in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof.  In addition, Tenant's contractors and subcontractors shall be required to carry Commercial General Liability insurance in an amount approved by Landlord and otherwise in accordance with the requirements of Article 10 of this Lease.

8.5Landlord's Property.  All Alterations, improvements, fixtures, equipment and/or appurtenances which may be installed or placed in or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord, except that Tenant may remove any Alterations, improvements, fixtures and/or equipment which are not permanently affixed to the Premises, provided Tenant repairs any damage to the Premises and Building caused by such removal.  Furthermore, Landlord may, by written notice to Tenant given at the time Landlord approves such Alteration(s), require Tenant, at Tenant's expense, to remove any such Alterations within the Premises upon the expiration or earlier termination of the Lease and to repair any damage to the Premises and Building caused by such removal; provided, however, that Landlord shall not require the removal of any initial Tenant Improvements installed pursuant to Exhibit B (except any alterations or components relating to supplemental HVAC).  If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations and/or improvements and/or systems and equipment in the Premises, Landlord may do so and may charge the reasonable cost thereof to Tenant.  Tenant hereby protects, defends, indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises (except to the extent caused by the negligence or willful misconduct of Landlord or its agents, employees or contractors), which obligations of Tenant shall survive the expiration or earlier termination of this Lease.

ARTICLE 9

COVENANT AGAINST LIENS

Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys' fees and costs) arising out of same or in connection therewith.  Tenant shall give Landlord notice prior to the commencement of any such work on the Premises (or such additional time as may be necessary under applicable laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility.  Tenant shall remove any such lien or encumbrance by bond or otherwise within ten (10) business days after receipt of notice from Landlord (unless the Property or any part thereof is in danger of being sold, forfeited, foreclosed upon, or lost as a result of a lien or encumbrance on the Property resulting from the acts or omissions of Tenant, in which event Tenant shall remove any such lien or encumbrance by bond or otherwise within five (5) business days after receipt of notice from Landlord, and if Tenant shall fail to do so, Landlord may pay the

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amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof.  The amount so paid shall be deemed Additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord under this Lease.  Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord's title to the Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract.  Any claim to a lien or encumbrance upon the Building or Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord's option shall attach only against Tenant's interest in the Premises and shall in all respects be subordinate to Landlord's title to the Project, Building and Premises.

ARTICLE 10

INSURANCE

10.1Indemnification and Waiver.  Except as provided herein and in Section 10.5 below, Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause whatsoever (including, but not limited to, any personal injuries resulting from a slip and fall in, upon or about the Premises) and agrees that Landlord, Landlord’s managing agent and their respective partners, subpartners, members, directors, trustees officers, agents, servants, employees, independent contractors of Landlord and any mortgagee of Landlord (collectively, "Landlord Parties") shall not be liable for, and are hereby released from any responsibility for, such damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant, except to the extent caused by the negligence or willful misconduct of Landlord or any of the Landlord Parties.  Subject to Section 10.5 below, to the fullest extent allowed by law, Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys' fees) incurred in connection with or arising from any cause in, on or about the Premises (including, but not limited to, a slip and fall), as a result of any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, invitees, guests or licensees of Tenant or any such person, in, on or about the Project or any breach of the terms of this Lease, either prior to, during, or after the expiration of the Lease Term, except to the extent caused by the negligence or willful misconduct of Landlord or any of the Landlord Parties.  Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant's occupancy of the Premises, with respect to which Tenant shall be required to indemnify Landlord as provided above, Tenant shall pay to Landlord its costs and expenses incurred in such suit, including without limitation, its actual professional fees such as reasonable appraisers', accountants' and attorneys' fees.  Notwithstanding anything to the contrary contained herein, but subject to the provisions of Section 10.5 below, Landlord shall defend, protect, indemnify and hold harmless Tenant and its partners, subpartners, members, directors, trustees, officers, agents, servants, employees, and contractors (collectively, "Tenant Parties") for any damage either to person or property or for third party damages resulting from the loss of use of property sustained by any of the Tenant Parties to the extent resulting from the negligence or willful misconduct of Landlord or any Landlord Parties in connection with the Common Areas (not including the Premises) or the performance of Landlord’s express obligations under this Lease. The provisions of this Section 10.1 shall survive the expiration or sooner

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termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.

10.2Landlord's Insurance. Landlord shall carry commercial general liability insurance with respect to the Building during the Lease Term, and shall further insure the Building and the Project during the Lease Term against loss or damage due to fire and other casualties covered within the classification of fire and extended coverage, vandalism coverage and malicious mischief, sprinkler leakage, water damage and special extended coverage.  Such coverage shall be in such amounts, from such companies, and on such other terms and conditions, as Landlord may from time to time reasonably determine.  Additionally, at the option of Landlord, such insurance coverage may include the risks of earthquakes and/or flood damage, terrorist acts and additional hazards, a rental loss endorsement and one or more loss payee endorsements in favor of the holders of any mortgages or deeds of trust encumbering the interest of Landlord Notwithstanding the foregoing, Landlord’s insurance shall at a minimum be comparable to insurance coverage as generally maintained by institutional owners of Comparable Buildings. Tenant shall, at Tenant's expense, comply with all insurance company requirements pertaining to the use of the Premises.  If Tenant's conduct or use of the Premises (other than general office use) causes any increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase.  Tenant, at Tenant's expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3Tenant's Insurance.  Tenant shall maintain the following coverages in the following amounts.

10.3.1Commercial General Liability Insurance on an occurrence form covering claims arising out of Tenant's operations, including (i) premises/operations liability; (ii) host liquor liability, (iii) products/completed operations liability; (iv) personal and advertising injury liability;  (v) independent contractors liability; and (vi) broad form contractual liability, for limits of liability on a per location basis of not less than:

Bodily Injury and Property Damage Liability	$1,000,000 each occurrence $2,000,000 annual aggregate
Personal Injury Liability	$1,000,000 each occurrence $1,000,000 annual aggregate
Products & Completed Operations	$8,000,000 annual aggregate

10.3.2Physical Damage Insurance covering the following property that is owned by, held by, or the legal responsibility of Tenant including but not necessarily limited to: (i) all office furniture, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other moveable items of Tenant's property on the Premises installed by, for, or at the expense of Tenant, (ii) the "Tenant Improvements," as that term is defined in the Tenant Work Letter, and any other improvements which exist in the Premises as of the Lease Commencement Date (excluding the Base Building and Landlord's Work) (the "Original Improvements"), (iii) all other improvements, alterations and additions to the Premises; and (iv)

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any other property in which the Tenant retains the risk of loss including but not limited to electronic data processing equipment and employee personal property.  Such insurance shall be written on an "all risks" of physical loss or damage basis, with no exclusions or coverage limitations for wind and hail, for the full replacement cost value (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items, and shall include coverage for damage or other loss caused by fire or other peril including, but not limited to, vandalism and malicious mischief, theft, water damage (including sprinkler leakage), bursting or stoppage of pipes, and explosion, and providing business interruption coverage for a period of one year.  Coverage for the perils of earthquake and flood shall be added by endorsement at Landlord’s request.  Policies shall also include (a) an “agreed amount” endorsement waiving any coinsurance requirement; (b) time element insurance covering business interruption and extra expense resulting from loss or damage from the hazards specified above, to owned or non-owned property, which prevents normal operations from continuing; and (c) a loss payable endorsement providing that Tenant and Landlord are loss payees as their interests may appear.

10.3.3Statutory Worker's Compensation and Employer's Liability limits of One Million Dollars ($1,000,000) each accident for bodily injury by accident and One Million Dollars ($1,000,000) each employee and policy limit for bodily injury by disease.

10.3.4Automobile Liability Insurance covering the ownership, maintenance, and operations of any automobile or automotive equipment, whether such auto is owned, hired, and non-owned.  Tenant shall maintain insurance with a combined single limit for bodily injury and property damage of not less than the equivalent of One Million Dollars ($1,000,000.00) each accident.  Such insurance shall insure Tenant and its agents against any and all claims for bodily injury, including death resulting there from, and damage to the property of others caused by accident and arising from Tenant’s operations at the Project whether such operations are performed by Tenant, Tenant’s agents, or by any one directly or indirectly employed by any of them.

10.3.5Umbrella Liability Insurance providing excess liability coverage with respect to the commercial general liability, automobile liability and employers liability policies described above with limits of at least Five Million Dollars ($5,000,000) per occurrence and Five Million Dollars ($5,000,000) general aggregate.  Such insurance shall be written as follow form or with a form that provides coverage that is at least as broad as the primary insurance policies.

10.4Form of Policies.  Except as otherwise expressly provided in Section 10.5 or elsewhere in this Lease, the minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease.  Such insurance, except that in Section 10.3.3 above, shall (i) name Landlord, and, upon Landlord's written request, Landlord Parties as additional insureds, including Landlord's managing agent, if any; (ii) include a waiver of subrogation in favor of Landlord and additional insured entities; (iii) be issued by an insurance company having a rating of not less than “A-“ “VIII” in Best's Insurance Guide or which is otherwise acceptable to Landlord and permitted to do business in the State of California; (iv) be primary and noncontributory insurance as to all claims thereunder and provide that any insurance carried by Landlord or Landlord Parties is excess and is non-contributing with any insurance requirement of Tenant; and (v) be in form and content reasonably acceptable to Landlord.  Tenant shall notify Landlord promptly of any cancellation of such policies.  Tenant shall deliver said certificates of insurance on a form reasonably acceptable to Landlord and copies of additional

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insured and waiver of subrogation endorsements thereof to Landlord on or before the earlier to occur of (A) the Lease Commencement Date, and (B) the date upon which Tenant is first provided access to the Premises, and at least five (5) days before the expiration dates thereof.  In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate, within five (5) days after written notice from Landlord, Landlord may, at its option, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within thirty (30) days after delivery to Tenant of bills therefor.

10.5Subrogation.  Landlord and Tenant intend that their respective property loss risks shall be borne by reasonable insurance carriers to the extent above provided, and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder.  The parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers, provided such waiver of subrogation shall not affect the right to the insured to recover thereunder.  The parties agree that their respective insurance policies are now, or shall be, endorsed such that the waiver of subrogation shall not affect the right of the insured to recover thereunder, so long as no material additional premium is charged therefor.

10.6Additional Insurance Obligations.  Tenant shall carry and maintain during the entire Lease Term, at Tenant's sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant's operations therein, as may be reasonably requested by Landlord, but in no event in excess of the amounts and types of insurance then being required by landlords of buildings comparable to and in the vicinity of the Building.

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1Repair of Damage to Premises by Landlord.  Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty.  If the Premises or any Common Areas serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord's reasonable control, and subject to all other terms of this Article 11, restore the Base Building and such Common Areas.  Such restoration shall be to substantially the same condition of the Base Building and the Common Areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building or Project or any other modifications to the Common Areas deemed desirable by Landlord, which are consistent with the character of the Project, provided that access to the Premises and any common restrooms serving the Premises shall not be materially impaired.  Upon the occurrence of any damage to the Premises, upon notice (the "Landlord Repair Notice") to Tenant from Landlord, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant's insurance required under Section 10.3 of this Lease, and Landlord shall repair any injury or damage to the Tenant Improvements and the Original Improvements installed in the Premises and shall return

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such Tenant Improvements and Original Improvements to their original condition; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant's insurance carrier, as assigned by Tenant, the reasonable cost of such repairs shall be paid by Tenant to Landlord prior to Landlord's commencement of repair of the damage (provided Landlord does not terminate this Lease pursuant to Section 11.2 below).  In the event that Landlord does not deliver the Landlord Repair Notice within sixty (60) days following the date the casualty becomes known to Landlord, and provided Landlord does not elect to terminate this Lease pursuant to Section 11.2 below, Tenant shall, at its sole cost and expense, repair any injury or damage to the Tenant Improvements and the Original Improvements installed in the Premises and shall return such Tenant Improvements and Original Improvements to their original condition.  Whether or not Landlord delivers a Landlord Repair Notice, prior to the commencement of construction, Tenant shall submit to Landlord, for Landlord's review and approval, all plans, specifications and working drawings relating thereto, and the contractors to perform such improvement work shall be selected as provided in Section 8.2 above with respect to Alterations.  Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant's business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or Common Areas necessary to Tenant's occupancy, and the Premises (or such portions thereof) are not occupied by Tenant as a result thereof, then during the time and to the extent the Premises (or such portions thereof) are unfit for occupancy, the Rent shall be abated in proportion to the ratio that the amount of rentable square feet of the Premises (or portions thereof) which is unfit for occupancy for the purposes permitted under this Lease bears to the total rentable square feet of the Premises.  In the event that Landlord shall not deliver the Landlord Repair Notice, Tenant's right to rent abatement pursuant to the preceding sentence shall terminate as of the date Tenant would have completed repairs to the Premises but for Tenant’s failure to use reasonable due diligence in connection therewith.

11.2Landlord's Option to Repair.  Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, Building and/or Project, and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises, but Landlord may so elect only if the Building or Project shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) in Landlord's reasonable judgment, repairs cannot reasonably be completed within two hundred seventy (270) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or Project or ground lessor with respect to the Building or Project shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground lease, as the case may be; (iii) the damage is not fully covered by Landlord's insurance policies; (v) the damage occurs during the last twelve (12) months of the Lease Term; or (iv) any owner of any other portion of the Project, other than Landlord, does not intend to repair the damage to such portion of the Project; provided, however, that if Landlord does not elect to terminate this Lease pursuant to Landlord's termination right as provided above, and the repairs cannot, in the reasonable opinion of Landlord, be completed within two hundred seventy (270) days after being commenced, Tenant may elect, no earlier than sixty (60) days after the date of discovery of the damage and not later than ninety (90) days after the date of discovery of such damage, to terminate this Lease by written notice to

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Landlord, such termination being effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date such notice is given by Tenant (provided, however, that in such event all Rent shall be deemed to have been abated from and after the date of the casualty).  Notwithstanding the provisions of this Section 11.2, Tenant shall have the right to terminate this Lease under this Section 11.2 only if each of the following conditions are satisfied: (a) the damage to the Project by fire or other casualty was not caused by the gross negligence or intentional act of Tenant or its partners or subpartners and their respective officers, agents, servants, employees, and independent contractors; (b) Tenant is not then in default under this Lease beyond all applicable notice and cure periods; and (c) as a result of the damage, Tenant cannot reasonably conduct business from the Premises.

11.3Waiver of Statutory Provisions.  The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.

ARTICLE 12

NONWAIVER

No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby.  The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained.  The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such Rent.  No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord's right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the full amount due.  No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant's right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

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ARTICLE 13

CONDEMNATION

If the whole or any part of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any material part of the Premises, Building or Project, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority.  If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired, in each case for a period in excess of one hundred eighty (180) days, Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority.  Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant's personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claims do not diminish the award available to Landlord, its ground lessor with respect to the Building or Project or its mortgagee, and such claim is payable separately to Tenant.  All Rent shall be apportioned as of the date of such termination.  If any part of the Premises shall be taken, and this Lease shall  not be so terminated, the Rent shall be proportionately abated.  Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure.  Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken (or otherwise rendered untenantable as a result of the taking) bears to the total rentable square feet of the Premises and otherwise in accordance with Section 19.5.2.  Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1Transfers.  Except as otherwise provided in this Article 14, Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as "Transfers" and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a "Transferee").  If Tenant desires Landlord's consent to any

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Transfer, Tenant shall notify Landlord in writing, which notice (the "Transfer Notice") shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the "Subject Space"), (iii) all of the material economic terms of the proposed Transfer and the consideration therefor, including calculation of the "Transfer Premium", as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all documentation pertaining to the proposed Transfer (which documentation must by fully executed by the parties thereto), including all operative documents executed to evidence such Transfer or the agreements incidental or related to such Transfer, and (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, business credit and personal references and history of the proposed Transferee and any other information reasonably required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee's business and proposed use of the Subject Space.  Except as otherwise provided in Section 14.8, any Transfer made without Landlord's prior written consent shall, at Landlord's option, be null, void and of no effect, and shall, at Landlord's option, constitute a default by Tenant under this Lease.  Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord's reasonable review and processing fees, as well as any reasonable professional fees (including, without limitation, attorneys', accountants', architects', engineers' and consultants' fees) incurred by Landlord, within thirty (30) days after written request by Landlord.

14.2Landlord's Consent.  Landlord shall not unreasonably withhold or delay its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice.  Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:

14.2.1The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project;

14.2.2The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

14.2.3The Transferee is either a governmental agency or instrumentality thereof;

14.2.4Intentionally omitted;

14.2.5The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested;

14.2.6The proposed Transfer would cause a violation of another lease for space in the Project, or would give an occupant of the Project a right to cancel its lease; or

14.2.7Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee,

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(i) occupies space in the Project at the time of the request for consent, or (ii) is negotiating with Landlord or has negotiated with Landlord during the six (6) month period immediately preceding the date Landlord receives the Transfer Notice, to lease space in the Project.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord's consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be materially more favorable to the Transferee than the terms set forth in Tenant's original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord's right of recapture, if any, under Section 14.4 of this Lease).  Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be a suit for declaratory judgment and an injunction for the relief sought, and Tenant hereby waives the provisions of Section 1995.310 of the California Civil Code, or any successor statute, and all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed Transferee.

14.3Transfer Premium.  If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any "Transfer Premium," as that term is defined in this Section 14.3, received by Tenant from such Transferee, less any allowances, credits, free rent or other concessions payable to the Transferee, and any leasing commissions, legal fees or other transaction costs incurred or payable in connection with the Transfer.  "Transfer Premium" shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of the Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred.  "Transfer Premium" shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer.  The determination of the amount of Landlord's applicable share of the Transfer Premium shall be made on a monthly basis as rent or other consideration is received by Tenant under the Transfer.

14.4Landlord's Options as to Subject Space.  Notwithstanding anything to the contrary contained in this Article 14, but subject to Section 14.8 below, Landlord shall have the option, by giving written notice to Tenant within thirty (30) days after receipt of any Transfer Notice with respect to an assignment of this Lease or a sublease for substantially all of the remainder of the Term of at least fifty one percent (51%) of the Premises, to (i) recapture the Subject Space, or (ii) take an assignment or sublease of the Subject Space from Tenant.  Such recapture or sublease or assignment notice, shall cancel and terminate this Lease, or create a

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sublease or assignment, as the case may be, with respect to the Subject Space as of the date stated in the Transfer Notice as the effective date of the proposed Transfer.  In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, then (A) the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises; (B) this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same; and (C) Landlord shall, at its sole cost and expense, construct or cause to be constructed a demising wall separating that portion of the Premises recaptured by Landlord from that portion of the Premises retained by Tenant; provided that, Tenant hereby agrees that, notwithstanding Tenant's occupancy of its retained portion of the Premises during the construction of such demising wall by Landlord, Landlord shall be permitted to construct such demising wall during normal business hours, without any obligation to pay overtime or other premiums, and the construction of such demising wall by Landlord shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent, and Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant's business arising from the construction of such demising wall, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of its retained portion of the Premises or of Tenant's personal property or improvements resulting from the construction of such demising wall, or for any inconvenience or annoyance occasioned by the construction of such demising wall, except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Party.  In the event Landlord elects to take an assignment or sublease of the Subject Space from Tenant, (1) such assignment or sublet shall be at a rental rate that shall be the lesser of (x) the proposed rent to be paid by Transferee upon such Transfer, or (y) the Rent then payable to Landlord pursuant to this Lease as of the effective date of such Transfer (including any scheduled escalations thereof during the term of such Transfer), prorated for the number of rentable square feet in such Subject Space, and (2) Landlord may, at Landlord's sole cost, construct improvements in the Subject Space on the condition that, upon the termination of the term of such Transfer, Landlord shall return the Subject Space to Tenant in substantially the same condition as received by Landlord (i.e., prior to the making of such improvements by Landlord), ordinary wear and tear excepted.  If Landlord declines, or fails to elect in a timely manner, to recapture, sublease or take an assignment of the Subject Space under this Section 14.4, then, provided Landlord has consented to the proposed Transfer, Tenant shall be entitled to proceed to transfer the Subject Space to the proposed Transferee, subject to provisions of this Article 14.

14.5Effect of Transfer.  If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord's request a complete statement, certified by an independent certified public accountant, or Tenant's chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord's consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space.  Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records

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and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof.  If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than four percent (4%), Tenant shall pay Landlord's costs of such audit.

14.6Additional Transfers.  For purposes of this Lease, but subject to Section 14.8 below, the term "Transfer" shall also include (i) if Tenant is a partnership or limited liability company, the withdrawal or change, voluntary, involuntary or by operation of law, of more than fifty percent (50%) of the partners or members, or transfer of more than fifty percent (50%) of partnership or membership interests, within a twelve (12)-month period, or the dissolution of the partnership or membership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant or (B) the sale or other transfer of an aggregate of more than fifty percent (50%) of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of an aggregate of more than fifty percent (50%) of the value of the unencumbered assets of Tenant within a twelve (12)-month period.

14.7Occurrence of Default.  Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to:  (i) treat such Transfer as cancelled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer.  If Tenant shall be in default under this Lease beyond all applicable notice and cure periods, Landlord is hereby irrevocably authorized, as Tenant's agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant's obligations under this Lease) until such default is cured.  Such Transferee shall rely on any representation by Landlord that Tenant is in default hereunder, without any need for confirmation thereof by Tenant.  Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease.  No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing.  In no event shall Landlord's enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord's right to enforce any term of this Lease against Tenant or any other person.  If Tenant's obligations hereunder have been guaranteed, Landlord's consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.

14.8Non-Transfers.  Notwithstanding anything to the contrary contained in this Article 14, an assignment or subletting of all or a portion of the Premises to an (i) affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant) or (ii) any successor entity resulting from a dissolution, merger, acquisition, consolidation or other business reorganization of Tenant (any such entity, a “Permitted Transferee”), shall not require Landlord's prior written consent and shall not be subject to the foregoing provisions of this Article 14, provided that (i) Tenant notifies Landlord of any such assignment or sublease and promptly supplies Landlord with any documents or information requested by Landlord regarding such

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assignment or sublease or such affiliate, (ii) such Permitted Transferee has a tangible net worth computed in accordance with generally accepted accounting principles consistently applied (and excluding goodwill, organization costs and other intangible assets) that is at least equal to the greater of (a) the net worth of Tenant immediately prior to such transfer, and (b) the net worth of Tenant on the date of this Lease, and Tenant provides reasonable evidence of the same to Landlord, and further provided that such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease. A Permitted Transferee that assumes all of Tenant’s interest in the Lease is referred to herein as a “Permitted Assignee”. "Control," as used in this Section 14.8, shall mean the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of more than fifty percent (50%) of the voting interest in, any person or entity.

ARTICLE 15

SURRENDER OF PREMISES; OWNERSHIP AND
REMOVAL OF TRADE FIXTURES

15.1Surrender of Premises.  No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord.  The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated.  The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.

15.2Removal of Tenant Property by Tenant.  Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder excepted.  Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitions and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed (subject to Section 8.5 above), and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.

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ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term or earlier termination thereof, without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Rent shall be payable at a monthly rate equal to the product of (i) the rent applicable to the last Lease Year of the Lease Term, and (ii) a percentage equal to 150% for the first three (3) months of any such holdover, and 200% thereafter.  Such tenancy shall be subject to every other applicable term, covenant and agreement contained herein.  Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease.  The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law.  If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys' fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender.

ARTICLE 17

ESTOPPEL CERTIFICATES

Within ten (10) business days following a request in writing by Landlord (made no more than one (1) time per year except in connection with a sale or financing of the Building), Tenant shall execute, acknowledge and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit E, attached hereto (or such other form as may be required by any prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord's mortgagee or prospective mortgagee.  Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Project.  At any time during the Lease Term, Landlord may require Tenant to provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year.  Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant.  Failure of Tenant to timely execute, acknowledge and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception.

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ARTICLE 18

SUBORDINATION

This Lease shall be subject and subordinate to all present and future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances now or hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto.  Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn, without any deductions or set-offs whatsoever, to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor shall agree to accept this Lease and not disturb Tenant's occupancy, so long as Tenant timely pays the rent and observes and performs the terms, covenants and conditions of this Lease to be observed and performed by Tenant.  Landlord's interest herein may be assigned as security at any time to any lienholder.  Tenant shall, within ten (10) days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases.  Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.  Landlord shall use commercially reasonable efforts to cause its existing lender , and any future lender, mortgagee or ground lessor, to provide Tenant with a subordination, non-disturbance and attornment agreement in favor of Tenant, on such lender's, mortgagee’s or ground lessor’s standard form, within 90 days after the full execution and delivery of this Lease or within thirty (30) days after such future lender, mortgagee or ground lessor obtains its interest, as the case may be.

ARTICLE 19

DEFAULTS; REMEDIES

19.1Events of Default.  The occurrence of any of the following shall constitute a default of this Lease by Tenant:

19.1.1Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due, which failure continues for five (5) business days after written notice from Landlord that such amount is due and owing; or

19.1.2Except where a specific time period is otherwise set forth for Tenant's performance in this Lease, in which event the failure to perform by Tenant within such time period shall be a default by Tenant under this Section 19.1.2, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant

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where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default; or

19.1.3The failure by Tenant to observe or perform according to the provisions of Articles 5, 14, 17 or 18 of this Lease where such failure continues for more than five (5) business days after written notice from Landlord; or

19.1.4Tenant’s failure to maintain or provide Landlord with evidence of insurance as required under Article 10, which failure continues for ten (10) business days after written notice from Landlord.

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law.

19.2Remedies Upon Default.  Upon the occurrence of any event of default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

19.2.1.1The worth at the time of award of the unpaid rent which has been earned at the time of such termination; plus

19.2.1.2The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

19.2.1.3The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

19.2.1.4Any other amount reasonably necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including, but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

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19.2.1.5At Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term "rent" as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others.  As used in Sections 19.2.1.1 and 19.2.1.2, above, the "worth at the time of award" shall be computed by allowing interest at the rate set forth in Article 25 of this Lease, but in no case greater than the maximum amount of such interest permitted by law.  As used in Section 19.2.1.3 above, the "worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations).  Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

19.3Subleases of Tenant.  Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, in the event such default continues beyond all applicable notice and cure periods, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord's sole discretion, succeed to Tenant's interest in such subleases, licenses, concessions or arrangements.  In the event of Landlord's election to succeed to Tenant's interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.4Efforts to Relet.  No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord's interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant's right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant's obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant.  Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.

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19.5Landlord Default.

19.5.1General.  Notwithstanding anything to the contrary set forth in this Lease, Landlord shall not be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease unless Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord's failure to perform; provided, however, if the nature of Landlord's obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursue the same to completion.  Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity.

19.5.2Abatement of Rent.  In the event that Tenant is prevented from using, and does not use, the Premises or any portion thereof, as a result of (i) any repair, maintenance or alteration performed by Landlord, or which Landlord failed to perform, after the Lease Commencement Date and required by this Lease, which substantially interferes with Tenant's use of the Premises, or (ii) any failure to provide services, utilities or access to the Premises as required by this Lease (either such set of circumstances as set forth in items (i) or (ii), above, to be known as an "Abatement Event"), then Tenant shall give Landlord notice of such Abatement Event, and if such Abatement Event continues for five (5) consecutive business days after Landlord's receipt of any such notice (the "Eligibility Period"), then the Base Rent, Tenant's Share of Direct Expenses, and Tenant's obligation to pay for parking (to the extent not utilized by Tenant) shall be abated or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use for the normal conduct of Tenant's business, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, a portion of the Premises for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Base Rent and Tenant's Share of Direct Expenses for the entire Premises and Tenant's obligation to pay for parking shall be abated for such time as Tenant continues to be so prevented from using, and does not use, the Premises.  If, however, Tenant reoccupies any portion of the Premises during such period, the Rent allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises.  To the extent an Abatement Event is caused by an event covered by Articles 11 or 13 of this Lease, then Tenant's right to abate rent shall be governed by the terms of such Article 11 or 13, as applicable, and the Eligibility Period shall not be applicable thereto.  Such right to abate Base Rent and Tenant's Share of Direct Expenses shall be Tenant's sole and exclusive remedy for rent abatement at law or in equity for an Abatement Event.  Except as provided in this Section 19.5.2, nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due hereunder.

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ARTICLE 20

COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord.  The foregoing covenant is in lieu of any other covenant express or implied.

ARTICLE 21

LETTER OF CREDIT

21.1Delivery of Letter of Credit.  Tenant shall deliver to Landlord, concurrently with Tenant's execution of this Lease, an unconditional, clean, irrevocable letter of credit (the "L‑C") in the amount set forth in Section 21.3 below (the "L‑C Amount"), which L‑C shall be issued by a money-center, solvent and nationally or regionally recognized bank (a bank which accepts deposits, maintains accounts, has a local Los Angeles county office which will negotiate a letter of credit, and whose deposits are insured by the FDIC) reasonably acceptable to Landlord (such approved, issuing bank being referred to herein as the "Bank"), which Bank must have a short term Fitch Rating which is not less than "F1", and a long term Fitch Rating which is not less than "A" (or in the event such Fitch Ratings are no longer available, a comparable rating from Standard and Poor’s Professional Rating Service or Moody’s Professional Rating Service) (collectively, the “Bank’s Credit Rating Threshold”), and which L‑C shall be substantially in the form of Exhibit G, attached hereto.  Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining the L‑C.  The L‑C shall (i) be "callable" at sight, irrevocable and unconditional, (ii) except as otherwise provided in Section 21.3 below, be maintained in effect, whether through renewal or extension, for the period commencing on the date of this Lease and continuing until the date (the "L‑C Expiration Date") that is no less than sixty (60) days after the expiration of the Lease Term as the same may be extended, and Tenant shall deliver a new L‑C or certificate of renewal or extension to Landlord at least sixty (60) days prior to the expiration of the L‑C then held by Landlord, without any action whatsoever on the part of Landlord, (iii) be fully assignable by Landlord, its successors and assigns, (iv) permit partial draws and multiple presentations and drawings, and (v) be otherwise subject to the Uniform Customs and Practices for Documentary Credits (1993-Rev), International Chamber of Commerce Publication #500, or the International Standby Practices-ISP 98, International Chamber of Commerce Publication #590.  Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the L‑C if any of the following shall have occurred or be applicable:  (A) such amount is due and owing to Landlord under the terms and conditions of this Lease, or (B) Tenant has filed a voluntary petition under the U. S. Bankruptcy Code or any state bankruptcy code (collectively, "Bankruptcy Code"), or (C) an involuntary petition has been filed against Tenant under the Bankruptcy Code, or (D) the Lease has been rejected, or is deemed rejected, under Section 365 of the U.S. Bankruptcy Code, following the filing of a voluntary petition by Tenant under the Bankruptcy Code, or the filing of an involuntary petition against Tenant under the Bankruptcy Code, or (E) the Bank has

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notified Landlord that the L‑C will not be renewed or extended through the L‑C Expiration Date, or (F) Tenant is placed into receivership or conservatorship, or becomes subject to similar proceedings under Federal or State law, or (G) Tenant executes an assignment for the benefit of creditors, or (H) if (1) any of the Bank's Fitch Ratings (or other comparable ratings to the extent the Fitch Ratings are no longer available) have been reduced below the Bank's Credit Rating Threshold, or (2) there is otherwise a material adverse change in the financial condition of the Bank, and Tenant has failed to provide Landlord with a replacement letter of credit, conforming in all respects to the requirements of this Article 21 (including, but not limited to, the requirements placed on the issuing Bank more particularly set forth in this Section 21.1 above), in the amount of the applicable L‑C Amount, within ten (10) business days following Landlord’s written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Lease to the contrary) (each of the foregoing being an "L‑C Draw Event").  The L‑C shall be honored by the Bank regardless of whether Tenant disputes Landlord's right to draw upon the L‑C.  In addition, in the event the Bank is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation or any successor or similar entity, then, effective as of the date such receivership or conservatorship occurs, said L‑C shall be deemed to fail to meet the requirements of this Article 21, and, within ten (10) business days following Landlord's notice to Tenant of such receivership or conservatorship (the "L‑C FDIC Replacement Notice"), Tenant shall replace such L‑C with a substitute letter of credit from a different issuer (which issuer shall meet or exceed the Bank's Credit Rating Threshold and shall otherwise be acceptable to Landlord in its reasonable discretion) and that complies in all respects with the requirements of this Article 21.  If Tenant fails to replace such L‑C with such conforming, substitute letter of credit pursuant to the terms and conditions of this Section 21.1, then, notwithstanding anything in this Lease to the contrary, Landlord shall have the right to declare Tenant in default of this Lease for which there shall be no notice or grace or cure periods being applicable thereto (other than the aforesaid ten (10) business day period).  Tenant shall be responsible for the payment of any and all costs incurred with the review of any replacement L‑C (including without limitation Landlord’s reasonable attorneys’ fees), which replacement is required pursuant to this Section or is otherwise requested by Tenant.    In the event of an assignment by Tenant of its interest in the Lease (and irrespective of whether Landlord's consent is required for such assignment), the acceptance of any replacement or substitute  letter of credit by Landlord from the assignee shall be subject to Landlord's prior written approval, in Landlord's sole and absolute discretion, and the attorney's fees incurred by Landlord in connection with such determination shall be payable by Tenant to Landlord within thirty (30) days of billing.

21.2Application of L‑C.  Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the L‑C upon the occurrence of any L‑C Draw Event.  In the event of any L‑C Draw Event, Landlord may, but without obligation to do so, and without notice to Tenant (except in connection with an L-C Draw Event under Section 21.1(H) above), draw upon the L‑C, in part or in whole, to cure any such L-C Draw Event and/or to compensate Landlord for any and all damages of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from Tenant's breach or default of the Lease or other L-C Draw Event and/or to compensate Landlord for any and all damages arising out of, or incurred in connection with, the termination of this Lease, including, without limitation, those specifically identified in Section 1951.2 of the California Civil Code.  The use, application or retention of the L‑C, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable

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law, it being intended that Landlord shall not first be required to proceed against the L‑C, and such L‑C shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled.  Tenant agrees and acknowledges that (i) the L‑C constitutes a separate and independent contract between Landlord and the Bank, (ii) Tenant is not a third party beneficiary of such contract, (iii) Tenant has no property interest whatsoever in the L‑C or the proceeds thereof, and (iv) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, Tenant is placed into receivership or conservatorship, and/or there is an event of a receivership, conservatorship or a bankruptcy filing by, or on behalf of, Tenant, neither Tenant, any trustee, nor Tenant's bankruptcy estate shall have any right to restrict or limit Landlord's claim and/or rights to the L‑C and/or the proceeds thereof by application of Section 502(b)(6) of the U. S. Bankruptcy Code or otherwise.

21.3L-C Amount; Maintenance of L-C by Tenant.

21.3.1L-C Amount.  The initial L-C Amount shall be equal to the amount set forth in Section 8 of the Summary.

21.3.2Reduction of L‑C Amount.  If Tenant is not in default under this Lease (beyond the applicable notice and cure period set forth in this Lease) as of any “Date of Reduction” as shown in the following table, the L-C Amount shall be reduced as follows:

Date of Reduction	Amount of Reduction	Remaining L-C Amount
The day after the twentieth (20th) full calendar month of the Lease Term	$200,000.00	$800,000.00
The day after the end of the thirty second (32nd) full calendar month of the Lease Term	$200,000.00	$600,000.00
The day after the forty fourth (44th) full calendar month of the Lease Term	$300,000.00	$300,000.00

To the extent that Tenant is not in default under this Lease (beyond the applicable notice and cure period set forth in this Lease) as of any of the foregoing Dates of Reduction and has not previously been in default (beyond any applicable notice and cure period) more than once, Tenant shall have the right to reduce the L‑C Amount as set forth above via the delivery to Landlord of either (x) an amendment to the existing L-C (in form and content reasonably acceptable to Landlord) modifying the L-C Amount to the amount then required under this Article 21, or (y) an entirely new L-C (in the form and content otherwise required in this

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Article 21) in the total L-C Amount then required under this Article 21 (in which case the existing L-C shall thereafter be terminated).

21.3.3In General.  If, as a result of any drawing by Landlord of all or any portion of the L-C, the amount of the L-C shall be less than the L-C Amount, Tenant shall, within five (5) business days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency, and any such additional letter(s) of credit shall comply with all of the provisions of this Article 21, and if Tenant fails to comply with the foregoing, the same shall be subject to the terms of this Section 21.3.3 below.  Tenant further covenants and warrants that it will neither assign nor encumber the L-C or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.  Without limiting the generality of the foregoing, if the L-C expires earlier than the L‑C Expiration Date, Landlord will accept a renewal thereof (such renewal letter of credit to be in effect and delivered to Landlord, as applicable, not later than sixty (60) days prior to the expiration date of the L-C), which shall be irrevocable and automatically renewable as above provided through the L‑C Expiration Date upon the same terms as the expiring L‑C or such other terms as may be acceptable to Landlord in its sole discretion.  If Tenant exercises its option to extend the Lease Term pursuant to Section 2.2 of this Lease then, not later than sixty (60) days prior to the commencement of the Option Term, Tenant shall deliver to Landlord a new L C or certificate of renewal or extension evidencing the L-C Expiration Date as sixty (60) days after the expiration of the Option Term.  However, if the L‑C is not timely renewed, or if Tenant fails to maintain the L‑C in the amount and in accordance with the terms set forth in this Article 21, Landlord shall have the right to present the L‑C to the Bank in accordance with the terms of this Article 21, and the proceeds of the L-C may be applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due and/or to pay for all losses and damages that Landlord has suffered as a result of any breach or default by Tenant under this Lease.  In such event (I) any unused proceeds shall constitute the property of Landlord (and not Tenant’s property or, in the event of a receivership, conservatorship, or a bankruptcy filing by, or on behalf of, Tenant, property of such receivership, conservatorship or Tenant’s bankruptcy estate) and need not be segregated from Landlord’s other assets, and (II) Landlord agrees to pay to Tenant within thirty (30) days after the L‑C Expiration Date the amount of any proceeds of the L-C received by Landlord and not applied against any Rent payable by Tenant under this Lease that was not paid when due or used to pay for any losses and/or damages suffered by Landlord (or reasonably estimated by Landlord that it will suffer) as a result of any breach or default by Tenant under this Lease; provided, however, that if prior to the L‑C Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused L-C proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.

21.4Transfer and Encumbrance.  The L-C shall also provide that Landlord may, at any time and without notice to Tenant and without first obtaining Tenant's consent thereto, transfer (one or more times) all or any portion of its interest in and to the L-C to another party, person or entity, regardless of whether or not such transfer is from or as a part of the assignment by Landlord of its rights and interests in and to this Lease.  In the event of a transfer of Landlord's interest in under this Lease, Landlord shall transfer the L-C, in whole or in part, to the transferee and

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thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole of said L-C to a new landlord.  In connection with any such transfer of the L-C by Landlord, Tenant shall, at Landlord’s sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer and, Landlord shall be responsible for paying the Bank's commercially reasonable transfer and processing fees (not to exceed $2,500.00 in each instance) in connection therewith.

21.5L-C Not a Security Deposit.  Landlord and Tenant (1) acknowledge and agree that in no event or circumstance shall the L‑C or any renewal thereof or substitute therefor or any proceeds thereof be deemed to be or treated as a “security deposit” under any law applicable to security deposits in the commercial context, including, but not limited to, Section 1950.7 of the California Civil Code, as such Section now exists or as it may be hereafter amended or succeeded (the “Security Deposit Laws”), (2) acknowledge and agree that the L‑C (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and (3) waive any and all rights, duties and obligations that any such party may now, or in the future will, have relating to or arising from the Security Deposit Laws.  Tenant hereby irrevocably waives and relinquishes the provisions of Section 1950.7 of the California Civil Code and any successor statute, and all other provisions of law, now or hereafter in effect, which (x) establish the time frame by which a landlord must refund a security deposit under a lease, and/or (y) provide that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant or to clean the premises, it being agreed that Landlord may, in addition, claim those sums specified in this Article 21 and/or those sums reasonably necessary to (a) compensate Landlord for any loss or damage caused by Tenant's breach of this Lease, including any damages Landlord suffers following termination of this Lease, and/or (b) compensate Landlord for any and all damages arising out of, or incurred in connection with, the termination of this Lease, including, without limitation, those specifically identified in Section 1951.2 of the California Civil Code.

21.6Non-Interference By Tenant.  Tenant agrees not to interfere in any way with any payment to Landlord of the proceeds of the L-C, either prior to or following a "draw" by Landlord of all or any portion of the L-C, regardless of whether any dispute exists between Tenant and Landlord as to Landlord's right to draw down all or any portion of the L-C.  No condition or term of this Lease shall be deemed to render the L‑C conditional and thereby afford the Bank a justification for failing to honor a drawing upon such L-C in a timely manner.    Tenant shall not request or instruct the Bank of any L‑C to refrain from paying sight draft(s) drawn under such L‑C.

21.7Waiver of Certain Relief.  Tenant unconditionally and irrevocably waives (and as an independent covenant hereunder, covenants not to assert) any right to claim or obtain any of the following relief in connection with the L‑C:

21.7.1A temporary restraining order, temporary injunction, permanent injunction, or other order that would prevent, restrain or restrict the presentment of sight drafts drawn under any L‑C or the Bank's honoring or payment of sight draft(s); or

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21.7.2Any attachment, garnishment, or levy in any manner upon either the proceeds of any L‑C or the obligations of the Bank (either before or after the presentment to the Bank of sight drafts drawn under such L‑C) based on any theory whatever.

21.8Remedy for Improper Drafts.  Tenant's sole remedy in connection with the improper presentment or payment of sight drafts drawn under any L‑C shall be the right to obtain from Landlord a refund of the amount of any sight draft(s) that were improperly presented or the proceeds of which were misapplied, and reasonable actual out-of-pocket attorneys' fees and other costs.  Tenant acknowledges that the presentment of sight drafts drawn under any L‑C, or the Bank's payment of sight drafts drawn under such L‑C, could not under any circumstances cause Tenant injury that could not be remedied by an award of money damages, and that the recovery of money damages would be an adequate remedy therefor.  In the event Tenant shall be entitled to a refund as aforesaid and Landlord shall fail to make such payment within ten (10) business days after demand, Tenant shall have the right to deduct the amount thereof from the next installment(s) of Base Rent.

ARTICLE 22

INTENTIONALLY OMITTED

ARTICLE 23

SIGNS

23.1Suite Signage.  Subject to Landlord's prior written approval, in its reasonable discretion as to location and design, and provided all signs are in keeping with the quality, design and style of the Building and Project, Tenant, if the Premises comprise an entire floor of the Building, at Landlord’s sole cost and expense, may install identification signage anywhere in the Premises including in the elevator lobby of the Premises, provided that such signs must not be visible from the exterior of the Building.

23.2Multi-Tenant Floors.  If other tenants occupy space on the floor on which the Premises is located, Tenant's identifying signage shall be provided by Landlord, at Landlord's initial cost (but Tenant shall be responsible for the cost of any replacement or changes to such signage), and such signage shall be comparable to that used by Landlord for other similar floors in the Building and shall comply with Landlord's then-current Building standard signage program.

23.3Prohibited Signage and Other Items.  Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant.  Except as otherwise provided herein, Tenant may not install any signs on the exterior or roof of the Project or the Common Areas and any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its sole discretion.

23.4Building Directory.  Tenant shall have the right, at no charge to Tenant, to one Building standard directory listing on Landlord's directory board located in the lobby of the

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Building for so long as such directory board exists. Landlord shall have the right, in Landlord's sole and absolute discretion, to remove such directory board and replace the same with an electronic or similar directory or utilize Landlord's access control or concierge personnel to provide directory services to visitors and guests of the Building.

23.5Tenant's Signage.  Tenant shall be entitled to install the following signage in connection with Tenant's lease of the Premises (collectively, the "Tenant's Signage"):  (i) The non-exclusive right to the top one (1) monument signage strip located on the existing Building monument sign within the Project for so long as such monument sign continue to exists, Tenant hereby acknowledging that Landlord may remove such monument sign at any time in Landlord's sole discretion; provided that if Landlord thereafter installs a new Building monument sign or new comparable alternative signage of similar scope and scale, the terms of this Section 23.4 shall be applicable to such new Building monument sign, and (ii) one (1) exclusive illuminated sign at the top of the eastern facing façade of the Building (Landlord hereby agreeing that such sign shall be the only sign that Landlord will permit to be constructed on the eastern façade of the Building).

23.5.1Specifications and Permits.  Tenant's Signage shall set forth Tenant's name and logo; provided, however, in no event shall Tenant's Signage include an "Objectionable Name," as that term is defined in Section 23.4.2, of this Lease.  The graphics, materials, color, design, lettering, lighting, size, illumination, specifications and exact location of Tenant's Signage (collectively, the "Sign Specifications") shall be subject to the prior written approval of Landlord, which approval may not be withheld so long as Tenant’s Signage is consistent with the signage criteria set forth in Exhibit H.  In addition, Tenant's Signage shall be subject to Tenant's receipt of all required governmental permits and approvals and shall be subject to all Applicable Laws; provided, however, that Landlord shall reasonably cooperate with Tenant, at no out-of-pocket costs to Landlord, in executing permit applications and performing other ministerial acts supporting Tenant's pursuit of any permits or other approvals required by Applicable Laws.  Tenant hereby acknowledges that, notwithstanding Landlord's approval of Tenant's Signage, Landlord has made no representation or warranty to Tenant with respect to the probability of obtaining all necessary governmental approvals and permits for Tenant's Signage.  In the event Tenant does not receive the necessary governmental approvals and permits for Tenant's Signage, Tenant's and Landlord's rights and obligations under the remaining terms and conditions of this Lease shall be unaffected.

23.5.2Objectionable Name.  Tenant's Signage shall not have a name or logo which relates to an entity which is of a character or reputation, or is associated with a political faction or orientation, which is inconsistent with the quality of the Project, or which would otherwise reasonably offend a landlord of the Comparable Buildings (an "Objectionable Name").  The parties hereby agree that the following name, or any reasonable derivation thereof, shall be deemed not to constitute an Objectionable Name:  "Arrowhead Pharmaceuticals."

23.5.3Termination of Right to Tenant's Signage.  The rights contained in this Section 23.4 may only be exercised by the originally named Tenant herein (“Original Tenant”) (and not any assignee or any sublessee or other Transferee of the Original Tenant's interest in this Lease except pursuant to Section 14.8) and may only be exercised and maintained by the Original Tenant if Original Tenant leases and occupies the entire Premises.

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23.5.4Cost and Maintenance.  The costs of the actual signs comprising Tenant's Signage and the installation, design, construction, and any and all other costs associated with Tenant's Signage, including, without limitation, utility charges and hook-up fees (if any), permits, and maintenance and repairs, shall be the sole responsibility of Tenant.  Should Tenant's Signage require repairs and/or maintenance, as determined in Landlord's reasonable judgment, Landlord shall have the right to provide notice thereof to Tenant and Tenant (except as set forth above) shall cause such repairs and/or maintenance to be performed within fifteen (15) business days after receipt of such notice from Landlord, at Tenant's sole cost and expense; provided, however, if such repairs and/or maintenance are reasonably expected to require longer than fifteen (15) business days to perform, Tenant shall commence such repairs and/or maintenance within such fifteen (15) business day period and shall diligently prosecute such repairs and maintenance to completion.  Should Tenant fail to perform such repairs and/or maintenance within the periods described in the immediately preceding sentence, Landlord shall have the right to cause such work to be performed and to charge Tenant as Additional Rent for the reasonable cost of such work.  Upon the expiration or earlier termination of this Lease, Tenant shall, at Tenant's sole cost and expense, cause Tenant's Signage to be removed and shall cause the areas in which such Tenant's Signage was located to be restored to the condition existing immediately prior to the placement of such Tenant's Signage (excepting normal wear and tear and casualty).  If Tenant fails to timely remove such Tenant's Signage or to restore the areas in which such Tenant's Signage was located, as provided in the immediately preceding sentence, then Landlord on fifteen (15) business days’ notice to Tenant may perform such work, and all costs reasonably incurred by Landlord in so performing shall be reimbursed by Tenant to Landlord within thirty (30) days after Tenant's receipt of an invoice therefor.  The terms and conditions of this Section 23.4.4 shall survive the expiration or earlier termination of this Lease.

ARTICLE 24

COMPLIANCE WITH LAW

Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated, including any such governmental regulations related to disabled access (collectively, "Applicable Laws").  At its sole cost and expense, Tenant shall promptly comply with any Applicable Laws, and shall otherwise cure any violations of Applicable Laws (first arising after the date hereof), which relate to (i) Tenant's use of the Premises, (ii) any Alterations made by Tenant to the Premises, and any Tenant Improvements in the Premises, or (iii) the Base Building, but as to the Base Building, only to the extent such obligations are triggered by Alterations made by Tenant to the Premises to the extent such Alterations are not normal and customary business office improvements (provided Landlord shall have notified Tenant simultaneously with its approval thereof), or triggered by the Tenant Improvements to the extent such Tenant Improvements are not normal and customary business office improvements (provided Landlord shall have notified Tenant simultaneously with its approval thereof), or triggered by Tenant's use of the Premises for other than the Permitted Use.  Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with

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such standards or regulations and to cooperate with Landlord, including, without limitation, by taking such actions as Landlord may reasonably require, in Landlord's efforts to comply with such standards or regulations.  Tenant shall be responsible, at its sole cost and expense, to make all alterations to the Premises as are required to comply with the governmental rules, regulations, requirements or standards described in this Article 24.  The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant.  Tenant shall promptly pay all fines, penalties and damages that may arise out of or be imposed because of its failure to comply with the provisions of this Article 24.  Landlord shall comply with all Applicable Laws relating to the Base Building and Common Areas, provided that compliance with such Applicable Laws is not the responsibility of Tenant under this Lease, and provided further that Landlord's failure to comply therewith would prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Premises, or would otherwise affect Tenant’s right to legally occupy and use the Premises, or would adversely affect the safety of Tenant's employees or create a health hazard for Tenant's employees, or would otherwise materially and adversely affect Tenant's use of or access to the Premises.  Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this Article 24 to the extent not prohibited by the terms of Article 4 of this Lease, above.  Tenant hereby agrees to use reasonable efforts to notify Landlord if Tenant makes any Alterations or improvements to the Premises, the Building or the Project that might impact accessibility to the Premises or Building under any disability access laws.  Landlord hereby agrees to use reasonable efforts to notify Tenant if Landlord makes any alterations or improvements to the Premises that might impact accessibility to the Premises or Building under any disability access laws.  For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialists (CASp).  As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows:  "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant.  The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises."  In furtherance of the foregoing, Landlord and Tenant hereby agree as follows:  (a) any CASp inspection requested by Tenant shall be conducted, at Tenant's sole cost and expense, by a CASp designated by Landlord, subject to Landlord's reasonable rules and requirements; (b) Tenant, at its sole cost and expense, shall be responsible for making any improvements or repairs within the Premises to correct violations of construction-related accessibility standards relating to the Tenant Improvements or any Alterations; and (c) if anything done by or for Tenant in its use or occupancy of the Premises shall require any improvements or repairs to the Building or Project (outside the Premises) to correct violations of construction-related accessibility standards, then Tenant shall reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such improvements or repairs.

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ARTICLE 25

LATE CHARGES

If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord's designee within five (5) business days after Tenant's receipt of written notice from Landlord that said amount is due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount (provided, however, no such late charge shall be payable with respect to the first such late payment of Rent or other sum in any twelve (12) month period, unless there have been three (3) or more prior late payments of Rent or other sums during the Lease Term, in which case the late charge shall apply to the fourth (4th) late payment and any late payment thereafter which is not received with in five (5) business days after Tenant’s receipt of written notice as specified above).  The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord's other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord's remedies in any manner.

ARTICLE 26

LANDLORD'S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT

26.1Landlord's Cure.  All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein.  If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under Section 19.1.2, above, or such other time period as is otherwise stated in this Lease, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant's part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder.

26.2Tenant's Reimbursement.  Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, upon delivery by Landlord to Tenant of statements therefor:  (i) sums equal to expenditures reasonably made and obligations reasonably incurred by Landlord in connection with the remedying by Landlord of Tenant's defaults pursuant to the provisions of Section 26.1; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10 of this Lease; and (iii) sums equal to all expenditures reasonably made and obligations reasonably incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all reasonable legal fees and other amounts so expended.  Tenant's obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.

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ARTICLE 27

ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times and upon reasonable notice to Tenant (except in the case of an emergency) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, or to current or prospective mortgagees, ground or underlying lessors or insurers or, during the last ten (10) months of the Lease Term, to prospective tenants; (iii) post notices of non-responsibility; or (iv) alter, improve or repair the Premises or the Building, or for structural alterations, repairs or improvements to the Building or the Building's systems and equipment.  Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time to (A) perform services required of Landlord, including janitorial service; (B) take possession due to any breach of this Lease in the manner provided herein; and (C) perform any covenants of Tenant which Tenant fails to perform.  Landlord may make any such entries without the abatement of Rent, except as otherwise provided in this Lease, including, without limitation, Section 19.5.2 of this Lease, and may take such reasonable steps as required to accomplish the stated purposes.  Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant's business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby except with respect to direct damages to property or persons (i.e., not including any lost profits, speculative or consequential damages) to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Parties in connection with entry by Landlord or any Landlord Parties into the Premises pursuant hereto.  For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant's vaults, safes and special security areas designated in advance by Tenant.  In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises.  Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises.  No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by Landlord herein.

ARTICLE 28

TENANT PARKING

Tenant shall have the right to rent from Landlord, commencing on the Lease Commencement Date, the amount of parking passes set forth in Section 9 of the Summary, on a monthly basis throughout the Lease Term, which parking passes shall pertain to the Parking Structure.  The location of the reserved parking spaces, if any, shall be designated by Landlord.  Tenant shall pay to Landlord for automobile parking passes on a monthly basis the prevailing rate charged from time to time at the location of such parking passes. As of the date hereof, the parking rates are $90.00 per month per pass for unreserved passes, and $145.00 per pass per month for reserved spaces, and $235.00 per pass per month for reserved spaces on level P6. Such parking rates shall not increase during the first (1st) Lease Year and shall not thereafter increase by more than 4% per year over the Lease Term (on a cumulative, compounding basis). Notwithstanding the foregoing, during the first (1st) Lease Year, there shall be no parking fee payable for the first forty

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(40) unreserved parking passes leased by Tenant.  In addition, Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the renting of such parking passes by Tenant.  Tenant shall abide by all rules and regulations which are reasonably prescribed from time to time for the orderly operation and use of the Parking  Structure where the parking passes are located (including any sticker or other identification system established by Landlord and the prohibition of vehicle repair and maintenance activities in the Parking Structure), and cooperate in seeing that Tenant's employees and visitors also comply with such rules and regulations.  Tenant's use of the Parking Structure shall be at Tenant's sole risk and Tenant acknowledges and agrees that Landlord shall have no liability whatsoever for damage to the vehicles of Tenant, its employees and/or visitors, or for other personal injury or property damage or theft relating to or connected with the parking rights granted herein or any of Tenant's, its employees' and/or visitors' use of the parking facilities, except as otherwise provided in Section 10.1 (it being acknowledged and agreed by Landlord and Tenant that the Parking Structure and the other parking facilities accessible to Tenant hereunder shall be deemed to be a part of the Common Areas of the Project).  Tenant's rights hereunder are subject to the terms of any Underlying Documents.  Tenant's parking privileges in the Building parking garage shall be subject to whatever parking methods are then being used in the Building parking garage (e.g., self-parking, valet parking, stack parking, etc.).  So long as Tenant retains the right to use the number of parking spaces specified herein, Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Parking  Structure at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease (except as specifically set forth in Section 19.5.2 of this Lease), from time to time, temporarily close-off or restrict access to the Parking  Structure for purposes of permitting or facilitating any such construction, alteration or improvements.  Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord.  The parking passes rented by Tenant pursuant to this Article 28 are provided to Tenant solely for use by Tenant's own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord's prior approval.  Tenant may validate visitor parking by such method or methods as the Landlord may establish, at the validation rate from time to time generally applicable to visitor parking.

ARTICLE 29

MISCELLANEOUS PROVISIONS

29.1Terms; Captions.  The words "Landlord" and "Tenant" as used herein shall include the plural as well as the singular.  The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed.  The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

29.2Binding Effect.  Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal

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representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

29.3No Air Rights.  No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease.  If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the  Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant's obligations under this Lease.

29.4Modification of Lease.  Should any current or prospective mortgagee or ground lessor for the Building or Project require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within ten (10) business days following a written request therefor.  At the request of Landlord or any mortgagee or ground lessor, Tenant agrees to execute a short form of Lease and deliver the same to Landlord within ten (10) business days following the written request therefor.

29.5Transfer of Landlord's Interest.  Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord's obligations hereunder after the date of transfer and such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord, including the return of any Letter of Credit, and Tenant shall attorn to such transferee.

29.6Prohibition Against Recording.  Except as provided in Section 29.4 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.

29.7Landlord's Title.  Landlord's title is and always shall be paramount to the title of Tenant.  Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

29.8Relationship of Parties.  Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

29.9Application of Payments.  Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant's designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

29.10Time of Essence.  Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

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29.11Partial Invalidity.  If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

29.12No Warranty.  In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.

29.13Landlord Exculpation.  The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord's operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the equity interest of Landlord in the Building, including any sales or insurance proceeds received by Landlord or the Landlord Parties in connection with the Project, Building or Premises.  Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.  The limitations of liability contained in this Section 29.13 shall inure to the benefit of Landlord's and the Landlord Parties' present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns.  Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord's obligations under this Lease.  Except as otherwise expressly provided herein, neither Landlord nor the Landlord Parties shall be personally liable under any circumstances for injury or damage to, or interference with, Tenant's business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.

29.14Entire Agreement.  It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties' entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease.  None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.

29.15Right to Lease.  Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project.  Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.

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29.16Force Majeure.  Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war, terrorist acts, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant or Landlord pursuant to this Lease (collectively, a "Force Majeure"), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party's performance caused by a Force Majeure.

29.17Waiver of Redemption by Tenant.  Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant's right of occupancy of the Premises after any termination of this Lease.

29.18Notices.  All notices, demands, statements, designations, approvals  or other communications (collectively, "Notices") given or required to be given by either party to the other hereunder or by law shall be in writing, shall be (A) sent by United States certified or registered mail, postage prepaid, return receipt requested ("Mail"), (B) delivered by a nationally recognized overnight courier, or (C) delivered personally.  Any Notice shall be sent, transmitted, or delivered, as the case may be, to Tenant at the appropriate address set forth in Section 10 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord, or to Landlord at the addresses set forth below, or to such other places as Landlord may from time to time designate in a Notice to Tenant.  Any Notice will be deemed given on the date of receipted delivery, of refusal to accept delivery, or when delivery is first attempted but cannot be made due to a change of address for which no Notice was given.  Any Notice given by an attorney on behalf of Landlord or by Landlord’s managing agent shall be considered as given by Landlord and shall be fully effective.  As of the date of this Lease, any Notices to Landlord must be sent, transmitted, or delivered, as the case may be, to the following addresses:

177 Colorado Owner LLC
Woodlawn Hall at Old Parkland
3953 Maple Avenue, Suite 300
Dallas, Texas  75219
Attn:  Legal Department

with a copy to:

177 Colorado Owner LLC
500 Boylston Street, 21st Floor
Boston, Massachusetts  02116
Attn:  Jason Chiverton and Joseph Goldman

And:

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Rockhill Management, L.L.C.
177 E. Colorado Boulevard, Suite G050

Pasadena, California  91105
Attn:  General Manager

And:

Rockhill Management, L.L.C.
One Bush Street, Suite 1450
San Francisco, California 94104
Attention:  Marc Gille

And:

Allen Matkins Leck Gamble Mallory & Natsis LLP
1901 Avenue of the Stars, Suite 1800
Los Angeles, California 90067
Attention:  Michael E. McFadden, Esq.

29.19Joint and Several.  If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.  In the event that the Tenant is a married individual, the terms, covenants and conditions of this Lease shall be binding upon the marital community of which the Tenant is a member.

29.20Authority.  If Tenant is a corporation, trust, partnership or limited liability company, each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the State of California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so.  In such event, Tenant shall, within ten (10) business days after execution of this Lease, deliver to Landlord satisfactory evidence of such authority and, if an entity, upon demand by Landlord, also deliver to Landlord satisfactory evidence of (i) good standing in Tenant's state of formation and (ii) qualification to do business in the State of California.

29.21Attorneys' Fees.  In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

29.22Governing Law; JUDICIAL REFERENCE.  This Lease shall be construed and enforced in accordance with the laws of the State of California.  THE PARTIES HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS LEASE.  IF THE JURY WAIVER PROVISIONS OF THIS SECTION 29.22 ARE NOT ENFORCEABLE UNDER CALIFORNIA LAW, THEN THE FOLLOWING PROVISIONS SHALL APPLY.  IT IS THE DESIRE AND INTENTION OF THE PARTIES TO AGREE UPON A MECHANISM AND PROCEDURE UNDER WHICH

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CONTROVERSIES AND DISPUTES ARISING OUT OF THIS LEASE OR RELATED TO THE PREMISES WILL BE RESOLVED IN A PROMPT AND EXPEDITIOUS MANNER.  ACCORDINGLY, EXCEPT WITH RESPECT TO ACTIONS FOR UNLAWFUL OR FORCIBLE DETAINER OR WITH RESPECT TO THE PREJUDGMENT REMEDY OF ATTACHMENT, ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY HERETO AGAINST THE OTHER (AND/OR AGAINST ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR SUBSIDIARIES OR AFFILIATED ENTITIES) ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, TENANT'S USE OR OCCUPANCY OF THE PREMISES AND/OR ANY CLAIM OF INJURY OR DAMAGE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, SHALL BE HEARD AND RESOLVED BY A REFEREE UNDER THE PROVISIONS OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, SECTIONS 638 — 645.1, INCLUSIVE (AS SAME MAY BE AMENDED, OR ANY SUCCESSOR STATUTE(S) THERETO) (THE "REFEREE SECTIONS").  ANY FEE TO INITIATE THE JUDICIAL REFERENCE PROCEEDINGS AND ALL FEES CHARGED AND COSTS INCURRED BY THE REFEREE SHALL BE PAID BY THE PARTY INITIATING SUCH PROCEDURE (EXCEPT THAT IF A REPORTER IS REQUESTED BY EITHER PARTY, THEN A REPORTER SHALL BE PRESENT AT ALL PROCEEDINGS WHERE REQUESTED AND THE FEES OF SUCH REPORTER – EXCEPT FOR COPIES ORDERED BY THE OTHER PARTIES – SHALL BE BORNE BY THE PARTY REQUESTING THE REPORTER); PROVIDED HOWEVER, THAT ALLOCATION OF THE COSTS AND FEES, INCLUDING ANY INITIATION FEE, OF SUCH PROCEEDING SHALL BE ULTIMATELY DETERMINED IN ACCORDANCE WITH SECTION 29.21 ABOVE.  THE VENUE OF THE PROCEEDINGS SHALL BE IN THE COUNTY IN WHICH THE PREMISES ARE LOCATED.  WITHIN TEN (10) DAYS OF RECEIPT BY ANY PARTY OF A WRITTEN REQUEST TO RESOLVE ANY DISPUTE OR CONTROVERSY PURSUANT TO THIS SECTION 29.22, THE PARTIES SHALL AGREE UPON A SINGLE REFEREE WHO SHALL TRY ALL ISSUES, WHETHER OF FACT OR LAW, AND REPORT A FINDING AND JUDGMENT ON SUCH ISSUES AS REQUIRED BY THE REFEREE SECTIONS.  IF THE PARTIES ARE UNABLE TO AGREE UPON A REFEREE WITHIN SUCH TEN (10) DAY PERIOD, THEN ANY PARTY MAY THEREAFTER FILE A LAWSUIT IN THE COUNTY IN WHICH THE PREMISES ARE LOCATED FOR THE PURPOSE OF APPOINTMENT OF A REFEREE UNDER THE REFEREE SECTIONS.  IF THE REFEREE IS APPOINTED BY THE COURT, THE REFEREE SHALL BE A NEUTRAL AND IMPARTIAL RETIRED JUDGE WITH SUBSTANTIAL EXPERIENCE IN THE RELEVANT MATTERS TO BE DETERMINED, FROM JAMS, THE AMERICAN ARBITRATION ASSOCIATION OR SIMILAR MEDIATION/ARBITRATION ENTITY. THE PROPOSED REFEREE MAY BE CHALLENGED BY ANY PARTY FOR ANY OF THE GROUNDS LISTED IN THE REFEREE SECTIONS.  THE REFEREE SHALL HAVE THE POWER TO DECIDE ALL ISSUES OF FACT AND LAW AND REPORT HIS OR HER DECISION ON SUCH ISSUES, AND TO ISSUE ALL RECOGNIZED REMEDIES AVAILABLE AT LAW OR IN EQUITY FOR ANY CAUSE OF ACTION THAT IS BEFORE THE REFEREE, INCLUDING AN AWARD OF ATTORNEYS' FEES AND COSTS IN ACCORDANCE WITH THIS LEASE.  THE REFEREE SHALL NOT, HOWEVER, HAVE THE POWER TO AWARD PUNITIVE DAMAGES, NOR ANY OTHER DAMAGES WHICH ARE NOT PERMITTED BY THE EXPRESS PROVISIONS OF THIS LEASE, AND THE PARTIES HEREBY WAIVE ANY RIGHT TO RECOVER ANY SUCH DAMAGES.  THE PARTIES SHALL BE ENTITLED TO CONDUCT ALL DISCOVERY AS PROVIDED IN THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE REFEREE SHALL OVERSEE DISCOVERY AND MAY ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE, WITH RIGHTS TO REGULATE DISCOVERY AND TO ISSUE AND ENFORCE SUBPOENAS, PROTECTIVE ORDERS AND OTHER LIMITATIONS ON DISCOVERY AVAILABLE UNDER CALIFORNIA LAW.  THE REFERENCE PROCEEDING SHALL BE CONDUCTED IN ACCORDANCE WITH CALIFORNIA LAW (INCLUDING THE RULES OF EVIDENCE), AND IN ALL REGARDS, THE REFEREE SHALL FOLLOW CALIFORNIA LAW APPLICABLE AT THE TIME OF THE REFERENCE PROCEEDING.  THE PARTIES SHALL PROMPTLY AND DILIGENTLY

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COOPERATE WITH ONE ANOTHER AND THE REFEREE, AND SHALL PERFORM SUCH ACTS AS MAY BE NECESSARY TO OBTAIN A PROMPT AND EXPEDITIOUS RESOLUTION OF THE DISPUTE OR CONTROVERSY IN ACCORDANCE WITH THE TERMS OF THIS SECTION 29.22.  IN THIS REGARD, THE PARTIES AGREE THAT THE PARTIES AND THE REFEREE SHALL USE BEST EFFORTS TO ENSURE THAT (A) DISCOVERY BE CONDUCTED FOR A PERIOD NO LONGER THAN SIX (6) MONTHS FROM THE DATE THE REFEREE IS APPOINTED, EXCLUDING MOTIONS REGARDING DISCOVERY, AND (B) A TRIAL DATE BE SET WITHIN NINE (9) MONTHS OF THE DATE THE REFEREE IS APPOINTED.   IN ACCORDANCE WITH SECTION 644 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, THE DECISION OF THE REFEREE UPON THE WHOLE ISSUE MUST STAND AS THE DECISION OF THE COURT, AND UPON THE FILING OF THE STATEMENT OF DECISION WITH THE CLERK OF THE COURT, OR WITH THE JUDGE IF THERE IS NO CLERK, JUDGMENT MAY BE ENTERED THEREON IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT.   ANY DECISION OF THE REFEREE AND/OR JUDGMENT OR OTHER ORDER ENTERED THEREON SHALL BE APPEALABLE TO THE SAME EXTENT AND IN THE SAME MANNER THAT SUCH DECISION, JUDGMENT, OR ORDER WOULD BE APPEALABLE IF RENDERED BY A JUDGE OF THE SUPERIOR COURT IN WHICH VENUE IS PROPER HEREUNDER.  THE REFEREE SHALL IN HIS/HER STATEMENT OF DECISION SET FORTH HIS/HER FINDINGS OF FACT AND CONCLUSIONS OF LAW. THE PARTIES INTEND THIS GENERAL REFERENCE AGREEMENT TO BE SPECIFICALLY ENFORCEABLE IN ACCORDANCE WITH THE CODE OF CIVIL PROCEDURE. NOTHING IN THIS SECTION 29.22 SHALL PREJUDICE THE RIGHT OF ANY PARTY TO OBTAIN PROVISIONAL RELIEF OR OTHER EQUITABLE REMEDIES FROM A COURT OF COMPETENT JURISDICTION AS SHALL OTHERWISE BE AVAILABLE UNDER THE CODE OF CIVIL PROCEDURE AND/OR APPLICABLE COURT RULES.

29.23Submission of Lease.  Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

29.24Brokers.  Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease.  Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party.  The terms of this Section 29.24 shall survive the expiration or earlier termination of the Lease Term.

29.25Independent Covenants.  This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord's expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.

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29.26Project or Building Name, Address and Signage.  Landlord shall have the right at any time to change the name and/or address of the Project or Building and, provided Tenant retains all rights pursuant to Article 23 above, to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord's sole discretion, desire.  Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord.

29.27Counterparts.  This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document.  Both counterparts shall be construed together and shall constitute a single lease.

29.28Confidentiality.  Tenant acknowledges that the content of this Lease and any related documents are confidential information.  Tenant shall keep such confidential information strictly confidential and shall not disclose (except as may be required by applicable law, judicial proceeding or court order) such confidential information to any person or entity other than Tenant's financial, legal, and space planning consultants, auditors, lenders or prospective lenders, assignees, or purchasers or prospective purchasers, partners or prospective partners, members and investors or prospective members or investors, and any proposed Transferee.  Landlord agrees that if it obtains any confidential information regarding Tenant (not including the terms of this Lease) (“Confidential Information”) Landlord will keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Landlord’s financial, legal, and space planning consultants, auditors, lenders or prospective lenders, assignees, or purchasers or prospective purchasers, partners or prospective partners, members and investors or prospective members or investors, on a need to know basis.  Landlord’s obligation of confidentiality shall not apply to information that (i) is or becomes generally available to, or known by, the public other than as a result of a disclosure by the Landlord in violation of the provisions above, (ii) is or becomes available to Landlord from a source (other than Tenant) not actually known by Landlord to be bound by a confidentiality agreement (whether oral or written) in favor of Tenant with respect to such information, (iii) was known to the Landlord prior to the date of this Lease (other than in connection with the negotiation of the Lease), (iv) is independently developed by Landlord without use of the Confidential Information, or (v) is required to be disclosed by law, rule, regulation, subpoena or court order.

29.29Building Renovations.  It is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof, except as otherwise expressly provided herein, and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein or in the Tenant Work Letter.  However, Tenant hereby acknowledges that Landlord is currently renovating or may during the Lease Term renovate, improve, alter, or modify (collectively, the "Renovations") the Project, the Building and/or the Premises.  Tenant hereby agrees that such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent (except as expressly set forth in Section 19.5.2 of this Lease).  Landlord shall have no responsibility and shall not be liable to Tenant for any injury to or interference with Tenant's business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss

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of the use of the whole or any part of the Premises or of Tenant's personal property or improvements resulting from the Renovations, or for any inconvenience or annoyance occasioned by such Renovations.

29.30No Violation.  Tenant hereby warrants and represents that neither its execution of nor performance under this Lease shall cause Tenant to be in violation of any agreement, instrument, contract, law, rule or regulation by which Tenant is bound, and Tenant shall protect, defend, indemnify and hold Landlord harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees and costs, arising from Tenant's breach of this warranty and representation.

29.31Communications and Computer Lines.  Tenant may install, maintain, replace, remove or use any communications or computer wires and cables serving the Premises (collectively, the "Lines"), provided that (i) Tenant shall obtain Landlord's reasonable prior written consent, use an experienced and qualified contractor reasonably approved in writing by Landlord, and comply with all of the other provisions of Articles 7 and 8 of this Lease, (ii) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Project, as determined in Landlord's reasonable opinion, (iii) the Lines therefor (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, shall be surrounded by a protective conduit reasonably acceptable to Landlord, and shall be identified in accordance with the "Identification Requirements," as that term is set forth hereinbelow, (iv) any new or existing Lines servicing the Premises shall comply with all applicable governmental laws and regulations, (v) as a condition to permitting the installation of new Lines, Landlord may require that Tenant remove existing Lines located in or serving the Premises and repair any damage in connection with such removal, and (vi) Tenant shall pay all costs in connection therewith.  All Lines shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Lines with wire) to show Tenant's name, suite number, telephone number and the name of the person to contact in the case of an emergency (A) every four feet (4') outside the Premises (specifically including, but not limited to, the electrical room risers and other Common Areas), and (B) at the Lines' termination point(s) (collectively, the "Identification Requirements").  Landlord reserves the right, upon notice to Tenant prior to the expiration or earlier termination of this Lease, to require that Tenant, at Tenant's sole cost and expense, remove any Lines located in or serving the Premises prior to the expiration or earlier termination of this Lease.

29.32Transportation Management.  Tenant shall reasonably comply with all present or future programs intended to manage parking, transportation or traffic in and around the Project and/or the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.  Such programs may include, without limitation: (i) restrictions on the number of peak-hour vehicle trips generated by Tenant; (ii) increased vehicle occupancy; (iii) implementation of an in-house ridesharing program and an employee transportation coordinator; (iv) working with employees and any Project, Building or area-wide ridesharing program manager; (v) instituting employer-sponsored incentives (financial or in-kind) to encourage employees to rideshare; and (vi) utilizing flexible work shifts for employees.

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29.33Intentionally Omitted.

29.34OFAC Compliance.

29.34.1Representations and Warranties.  Tenant represents and warrants that (a) Tenant and each person or entity owning an interest in Tenant is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury ("OFAC") and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the "List"), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (b) none of the funds or other assets of Tenant constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), (c) no Embargoed Person has any interest of any nature whatsoever in Tenant (whether directly or indirectly), (d) none of the funds of Tenant have been derived from any unlawful activity with the result that the investment in Tenant is prohibited by law or that the Lease, as amended, is in violation of law, and (e) Tenant has implemented procedures, and will consistently apply those procedures, to reasonably ensure the foregoing representations and warranties remain true and correct at all times.  The term "Embargoed Person" means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Tenant is prohibited by law or Tenant is in violation of law.

29.34.2Compliance with Laws.  Tenant covenants and agrees (a) to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (b) to promptly notify Landlord in writing if any of the representations, warranties or covenants set forth in this Section are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached, (c) not to use funds from any "Prohibited Person" (as such term is defined in the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to Landlord under the Lease, as amended, and (d) at the request of Landlord, to provide such information as may be requested by Landlord to determine Tenant’s compliance with the terms hereof.

29.34.3Event of Default; Indemnity.  Tenant hereby acknowledges and agrees that Tenant’s inclusion on the List at any time during the term of this Lease, shall be an event of default under this Lease.  Notwithstanding anything herein to the contrary, Tenant shall not permit the Premises or any portion thereof to be used or occupied by any person or entity on the List or by any Embargoed Person (on a permanent, temporary or transient basis), and any such use or occupancy of the Premises by any such person or entity shall be an event of default  under this Lease.  Tenant shall indemnify and hold Landlord harmless and against from all losses, damages, liabilities, cost and expenses (including, without limitation, reasonable attorneys' fees and expenses) that are incurred by Landlord and/or its affiliate that derive from a claim made by a third party against Landlord and/or its affiliates arising or alleged to arise from a misrepresentation made

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by Tenant hereunder or a breach of any covenant to be performed by Tenant under this Section 29.34.

29.34.4Documentation.  Tenant shall provide documentary and other reasonable evidence of Tenant's identity and ownership as may be reasonably requested by Landlord at any time to enable Landlord to verify Tenant's identity or to comply with any legal request.

29.35Utility Billing Information.  In the event that the Tenant is permitted to contract directly for the provision of electricity, gas and/or water services to the Premises with the third-party provider thereof (all in Landlord's sole and absolute discretion), Tenant shall within five (5) business days following its receipt of written request from Landlord, provide Landlord with a copy of each requested invoice from the applicable utility provider.  Tenant acknowledges that pursuant to California Public Resources Code Section 25402.10 and the regulations adopted pursuant thereto (collectively the "Energy Disclosure Requirements"), Landlord may be required to disclose information concerning Tenant’s energy usage at the Building to certain third parties, including, without limitation, prospective purchasers, lenders and tenants of the Building (the "Tenant Energy Use Disclosure").  Tenant hereby (A) consents to all such Tenant Energy Use Disclosures, and (B) acknowledges that Landlord shall not be required to notify Tenant of any Tenant Energy Use Disclosure.  Further, Tenant hereby releases Landlord from any and all losses, costs, damages, expenses and liabilities relating to, arising out of and/or resulting from any Tenant Energy Use Disclosure.  The terms of this Section 29.35 shall survive the expiration or earlier termination of this Lease.

29.36Asbestos Disclosure.  Landlord has advised Tenant that there is asbestos-containing material ("ACM") in the Building.  Attached hereto as Exhibit F is a copy of the disclosure notice delivered annually to all tenants of the Building regarding ACM in the Building.  Tenant acknowledges that such notice complies with the requirements of Section 25915 et. seq. and Section 25359.7 of the California Health and Safety Code.  Any spot abatement related to asbestos (other than as introduced by Tenant or Tenant Parties) which may now or hereafter be required shall be performed by Landlord at its sole cost and expense, without such cost being included in Operating Expenses.

[Remainder of page intentionally left blank; signature pages to follow]

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IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

"LANDLORD":

177 COLORADO OWNER LLC,

a Delaware limited liability company

By:	/s/ Ron J. Hoyl Name: Ron J. Hoyl Its:Vice President

"TENANT":

ARROWHEAD PHARMACEUTICALS, INC.,

a Delaware corporation

By:	/s/ Kenneth Myszkowski Name:Kenneth Myszkowski Its:Chief Financial Officer
By:	Name: Its:

795344.01/WLA 377082-00004//ejs/ejs	-65-	177 E. Colorado Boulevard [Arrowhead Pharmaceuticals, Inc.]